UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
Ennis, Inc.

(Name of Registrant as Specified In Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fees (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule, or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065
NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, June 26, 2008
To our shareholders:
     We will hold the Annual Meeting of Shareholders of Ennis, Inc. on Thursday at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”), June 26, 2008 at 10:00 a.m., local time. At the Annual Meeting, we will ask you to vote on the following proposals:
•	The election of three Directors to serve as Directors for a three year term or until their successors are duly elected and qualified;

•	Approval of the Amended and Restated 2004 Long-Term Incentive Plan of Ennis, Inc.

•	Ratify the appointment of the independent registered public accountants; and

•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
     If you were a shareholder of record as of the close of business on April 28, 2008, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:
•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.
     Every vote is important, and you are urged to vote your shares as soon as possible.
     We look forward to seeing you at the meeting.

By Order of the Board of Directors

/s/ Richard L. Travis, Jr.
Corporate Secretary
Midlothian, Texas
May 29, 2008
Important notice regarding availability of proxy materials for 2008 Annual Meeting of Shareholders:
The proxy statement and 2008 Annual Report to Shareholders are available at
www.ennis.com/investor_relations/index.html.

PROXY STATEMENT

Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065

PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Ennis, Inc., a Texas corporation (“Ennis,” the “Company,” “we,” “us,” or “our”), for use at the Annual Meeting of Shareholders of Ennis, Inc. (“Annual Meeting”) to be held on Thursday, June 26, 2008, at One Community Circle, Midlothian, Texas 76065, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.
     This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about May 29, 2008 to shareholders entitled to vote at the Annual Meeting. For information about shareholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see What will occur at the Annual Meeting and How do I vote sections below.
Annual Report
     A copy of the Company’s Annual Report to shareholders for the fiscal year ended February 29, 2008 has been sent simultaneously with this Proxy Statement. Our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
Recommendation of the Board of Directors
     The Board of Directors recommends a vote FOR the Board’s proposal to elect the nominated Directors, FOR the proposal to amend and restate the 2004 Long-Term Incentive Plan of Ennis, Inc., and FOR the proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2009.

QUESTIONS AND ANSWERS
Why did I receive this Proxy Statement?
     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Ennis, Inc. of proxies to be voted at our 2008 Annual Meeting of Shareholders (“Annual Meeting”).
     You are invited to attend our Annual Meeting on June 26, 2008 at 10:00 a.m., local time. The Annual Meeting is open to all holders of our Common Stock. Each shareholder is permitted to bring one guest. The meeting will be held at the Midlothian Community center located at One Community Circle, Midlothian, Texas 76065.
     The Notice of 2008 Annual Meeting of Shareholders, Proxy Statement, form of proxy and voting instructions are being mailed on or about May 29, 2008.
I may have received more than one Proxy Statement. Why?
     If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card that you received.
How does the Board recommend that I vote my shares?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:
     FOR the Board’s proposal to elect the nominated Directors,
     FOR the Board’s proposal to Amend and Restate the 2004 Long-Term Incentive Plan of Ennis, Inc., and
     FOR the Board’s proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.
What will occur at the Annual Meeting?
     We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of our Common Stock as of April 28, 2008 must be present in person or by proxy at the meeting. This is referred to as a quorum. Absentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
     All shareholders of record at the close of business on April 28, 2008 will be entitled to vote on matters presented at the meeting or any adjournment thereof. On April 28, 2008, there were 25,720,166 shares of our Common Stock issued and outstanding. The holders of a majority, or 12,860,084 of the shares of our Common Stock entitled to vote at the meeting, must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.
     If enough shareholders are present at the meeting to conduct business, then we will vote to elect as members of our Board of Directors for a three-year term (Frank D. Bracken, Michael D. Magill, and Keith S. Walters), approve the amended and restated 2004 Long-Term Incentive Plan of Ennis, Inc., ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2009, and any other business properly coming before the meeting.
     After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services, LLC, and the Company will act as Inspectors of election.

     We know of no other matters that will be presented for consideration at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of Ennis, Inc. and our shareholders.
     A representative of Grant Thornton LLP, our independent accountants, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.
What is a broker non-vote?
     If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for the matters being presented.
How many votes are necessary to elect the nominees for director?
     The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors provided a quorum is present. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this Proxy Statement.
     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.
How many votes are necessary to ratify the selection of Grant Thornton LLP?
          The ratification of the selection of Grant Thornton LLP, as our independent registered public accountants, requires the affirmative vote of a majority of votes cast by shareholders entitled to vote. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote.
How many votes are necessary to approve the Amended and Restated 2004 Long-Term Incentive Plan of Ennis, Inc.?
     Approval of the amended and restated 2004 Long-Term Incentive Plan of Ennis, Inc. in the form attached to this proxy statement as Appendix A, requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be considered entitled to vote on this proposal and will have the effect of votes against the proposal. Shares representing broker non-votes will not be considered entitled to vote on this proposal and therefore will have no effect on the outcome of the vote.
What if a nominee is unwilling or unable to serve?
     The persons nominated for election to our Board of Directors have agreed to stand for election. However, should a nominee became unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend. Our Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.

How do I vote?
     If you are a registered shareholder (that is you hold Ennis stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.
     To vote by telephone or Internet: Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 1:00 a.m., Central Time, on June 26, 2008.
     To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 10:00 a.m., Central Time, on June 26, 2008 will be voted.
     Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your Company stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
     If you hold your stock through the Company’s employee benefit plans, you will receive a proxy card with instructions to vote, which are the same as any other shareholder.
What if I want to change my vote?
You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:
•	Signing another proxy card with a later date and returning it to us prior to the meeting, or

•	Sending our Corporate Secretary a written document revoking your earlier proxy, or

•	Voting again at the meeting.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
     If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
     If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The election of directors for 2008 is considered a routine matter. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may return the proxy card without voting on that proposal. This is a broker non-vote.
     If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.
How are votes counted?
     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect on the election of directors. For any other proposal, you may vote “FOR,” “AGAINST”, or “ABSTAIN”. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”
What if I return my proxy but don’t vote for some of the matters listed on my proxy card?
     If you return a signed card without indicating your vote, your shares will be voted FOR the nominee directors listed on the card.

How do I raise an issue for discussion or vote at the next Annual Meeting?
     Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2009 Annual Meeting of Shareholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than February 28, 2009.
     All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.
     The Nominating and Corporate Governance Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating and Corporate Governance Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by the Nominating and Corporate Governance Committee Charter and discussed in the section entitled Director Nominating Processes of this Proxy Statement.
Who will pay for the cost of this solicitation?
     Our Board has sent you this Proxy Statement. Our directors, officers, and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our Common Stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.
Where can I find the voting results of the Annual Meeting?
     We will announce the voting results at the Annual Meeting and will publish the results in our quarterly report on Form 10-Q for the quarter ending August 31, 2008. We will file that report with the Securities and Exchange Commission on or before October 10, 2008. This Form 10-Q will be available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
How can I access the Company’s proxy materials and Annual Report electronically?
     The Company’s 2008 Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available on our website at www.ennis.com in the “Investor Relations” section.

PROPOSAL NO. 1
APPROVAL OF ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES
     The number of directors who shall constitute the Company’s Board of Directors is currently set at nine. The Board of Directors consists of three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.
     Our Board of Directors proposes the election of Frank D. Bracken, Michael D. Magill, and Keith S. Walters as directors, to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2011, or until their successors are duly elected and qualified. It is the Board’s opinion that because of the candidates’ business experience and Mr. Magill’s, and Mr. Walters’ tenure as officers of the Company, they are sufficiently familiar with the Company and its business to be able to competently direct and manage the Company’s business affairs. Biographical information on Mr. Bracken is set forth below in “Directors — Summary of Our Independent Directors” and for Mr. Magill and Mr. Walters, under “Summary of Our Executive Officers.”
     If Mr. Bracken, Mr. Magill, or Mr. Walters becomes unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.
The Board of Directors recommends that shareholders vote “FOR” the Nominees for Director set forth above.

PROPOSAL NO. 2
APPROVAL OF THE AMENDED AND RESTATED
2004 LONG-TERM INCENTIVE PLAN OF ENNIS, INC.
Introduction
           We are asking our shareholders to approve an amendment and restatement of our 2004 Long-Term Incentive Plan. The changes being proposed were approved by our Board of Directors on May 14, 2008 and a copy of the Plan, as amended and restated, is attached to this proxy statement as Appendix A. The amendment and restatement of the Plan will be effective as of May 14, 2008 if this proposal is approved by the shareholders at the Annual Meeting.
          The Plan as in effect prior to the proposed amendments was adopted effective June 17, 2004 as a successor to our 1998 Option and Restricted Stock Plan. The Plan is administered by our Compensation Committee with respect to awards granted to officers and other employees, and by the full Board of Directors with respect to awards granted to non-employee directors. We use the word “Committee” in this discussion to refer to the Compensation Committee or the Board of the Directors as the context requires. The Committee may delegate some or all its powers to executive officers, subject to certain limitations.
          The purpose of the Plan is to attract qualified persons to become our employees, to motivate our officers and key employees to put forth maximum efforts toward the Company’s success and the creation of shareholder value, and to attract and retain qualified persons to serve as directors of the Company. It is also the Committee’s intention, in administering the Plan, to place more executive compensation at risk through the use of performance-based grant and vesting criteria. The purposes of the amendments being proposed for shareholder approval are to enhance our ability to continue to accomplish these purposes. An additional purpose of some of the amendments is to allow us to take full advantage of deductions available under certain tax laws and to ensure that the Plan complies with a new tax law related to deferred compensation that can apply to awards under the Plan.
Summary of Proposed Changes
          This section describes the principal changes to the Plan that have been approved by our Board of Directors. Additional, less significant changes have also been made, including changes intended to clarify certain provisions of the Plan, permit more efficient administration of the Plan and to take into account certain developments since the Plan was initially adopted. You should review the Plan, as amended and restated, attached as Appendix A in its entirety. The references to Articles or Sections in parentheses below refer to sections of the Plan in the form attached as Appendix A.
           The amendments to the Plan reflected in the amended and restated version approved by our Board of Directors on May 14, 2008, subject to shareholder approval, include the following:
          Performance Awards
          Provisions authorizing the grant of a new type of award, designated as Performance Awards, have been added to the Plan. (Article XII) Performance Awards are described in more detail under the heading “Description of Performance Awards” below. The purposes of this provision are to specify in greater detail the performance criteria, cash award limits and other rules under which the Committee may grant performance-based awards under the Plan and to ensure that we qualify for the performance-based compensation exception to the $1 million federal tax deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for compensation paid to our chief executive officer and three other most highly paid executive officers (other than the chief financial officer).

          Net Exercise Provision
          A new provision has been added to the Plan that will allow the holders of certain options to exercise the options by effecting a “net exercise,” that is, by surrendering shares with respect to which the option is exercisable having an aggregate fair market value at the time of exercise equal to the total exercise price. The Committee will have discretion to determine which eligible stock options may be exercised in this manner. The options for which the Committee may grant such authority are nonqualified stock options granted at any time and incentive stock options granted on or after the effective date of the amended and restated Plan, May 14, 2008 (Section 7.5(b)). The primary purpose of this change is to take advantage of more favorable accounting treatment for the net exercise of options and recent amendments to federal tax law that now permit the net exercise of incentive stock options.
          A corresponding change has been made to Section 4.3(e) of the Plan, specifying that any shares surrendered in payment of the exercise price of an option in connection with a net exercise as described above will result in a corresponding increase in the number of shares available for the grant of awards under the Plan. Under Section 4.3(a) of the Plan, the number of shares available for grant of awards under the Plan is reduced by the total number of shares covered by an option at the time of grant. The proposed changes to Section 4.3(e) make available for future awards under the Plan the number of shares surrendered by, and therefore not issued to, the holder of an option in connection with a net exercise of the option.
          Holding Period Requirement
          A new provision has been added to the Plan under which the Committee may require recipients of awards granted on or after May 14, 2008 to hold a specified percentage of the shares acquired for a specified holding period following the exercise, vesting or lapsing of restrictions on the award. The specified percentage of the shares of each award that will be subject to this requirement will be 50%, unless the Committee determines that it is advisable to specify a different percentage, either with respect to awards granted under the Plan generally or with respect to specific awards. The Committee will also determine the duration of any holding period that will apply to shares of common stock issued pursuant to awards granted under the Plan, or pursuant to specific awards. The failure by an award holder to satisfy any holding period requirement implemented by the Committee may result in a reduction in future awards granted to the holder under the Plan. (Section 6.4)
          Prohibition of Repricing and Reload Options
          A new provision has been added that will prohibit the Committee from reducing the exercise price of shares subject to awards, or taking certain actions that would have a similar effect, without the approval of our shareholders. (Section 6.2) A provision has also been added stating that no options granted under the Plan may contain a provision entitling the holder to an automatic grant of additional options in connection with any exercise of the original option, commonly referred to as a “reload” option. (Section 6.3)
          Compliance with Code Section 409A and Other Laws; Changes of Control
          The Board of Directors has adopted certain changes to the Plan designed to ensure compliance with Code Section 409A and related regulations and guidance. Article XIV of the Plan, as in effect prior to the proposed amendments, provides that the vesting or exercise-ability of outstanding awards will be accelerated in full immediately prior to any change of control, as defined in the Plan. Article XIV is proposed to be amended to specify that, with respect to any award that consists of deferred compensation within the meaning of Code Section 409A, if a change of control, as defined in the Plan, occurs that does not satisfy the requirements for a change in control as defined in Code Section 409A, then the delivery of payment under the award will be delayed until the occurrence of a permissible payment event under Code Section 409A.
          The Board of Directors has also approved a new provision stating that if an award under the Plan provides for a deferral of compensation within the meaning of Code Section 409A, and the holder of the award is a “specified employee” as of the date of his or her “separation from service,” as those terms are defined by the Company in accordance with Code Section 409A, payment of an award may not be made for six months after such separation from service. (Section 16.8(b))
          Other proposed changes to the Plan designed to facilitate compliance with applicable laws and regulations include new Section 16.8(a), which, among other things, affirms that incentive stock options granted under the Plan are intended to comply with the applicable provisions of Code Section 422 and that awards intended to constitute “qualified performance-based awards” are intended to comply with Code Section 162(m). New Section 16.8(a) also grants authority to the Committee to revoke or modify any award that is contrary to law, governmental regulation or stock exchange requirement.
          In addition, Section 15.2 of the Plan is being amended to specify that the Committee, without the consent of the holder, may amend outstanding awards to cause the award to be exempt from, or to comply with, the requirements of Code Section 409A, and may modify any provision that causes an award that is intended to be classified as an equity instrument to be classified as a liability on the Company’s financial statements in accordance with applicable accounting standards.
          Other Changes.
          Other changes to the Plan that have been approved by the Board of Directors and recommended to the shareholders for approval, as reflected in the copy of the amended and restated Plan attached as Appendix A, include the following:
•	Section 1.3 has been revised to specify that the termination date of the Plan is April 15, 2014, the tenth anniversary of the Plan’s adoption by the Board of Directors. The Plan initially had an unlimited duration.

•	The definition of “Fair Market Value” in Section 2.16 of the Plan has been revised to eliminate certain unnecessary language and to clarify the definition.

•	The maximum number of shares of common stock that may be issued under awards granted to any single participant during a calendar year has been increased from 50,000 to 100,000, and that limit will now apply with respect to all awards under the Plan, not just options and SARs (stock appreciation rights) as in the Plan as in effect prior to the amendments. As required by tax laws governing incentive stock options, a provision has also been added establishing a cap of 1,135,900 shares on the maximum aggregate number of shares that may issued pursuant to incentive stock options. (Section 4.1)

•	Section 16.4 has been amended to limit transfers of awards to (a) a holder’s guardian, legal representative, beneficiary or other person entitled to succeed to the holder’s rights upon his or her legal incapacity or death, (b) if permitted by the award agreement, nonqualified stock options transferred without consideration to certain permitted transferees, consisting primarily of the holder’s immediate family and related trusts, foundations or other entities controlled by the holder or his or her family members, and (c) transfers pursuant to a domestic relations order, which the Committee has discretion to respect. Previously, the Plan permitted all types of awards other than incentive stock options and restricted stock to be transferred, if permitted by the applicable award agreement, to “permitted transferees,” the definition of which has been clarified but not substantially changed. Certain additional less substantive and clarifying changes have also been made to Section 16.4.

Description of Performance Awards
          New Article XII of the Plan, as proposed to be amended and restated, provides for the grant of a new type of award designated as “Performance Awards”. A Performance Award is a right to receive cash or common stock, or both, conditioned upon the satisfaction of stated performance goals over a specified performance period of not less than one year. Performance Awards may be granted in combination with other types of awards under the Plan to impose performance criteria specified in Article XII as part of the terms as such other awards. The Committee will establish the terms of Performance Awards, generally at the time they are granted, including the amount of cash or shares of common stock that the holder may earn, or a formula for determining such amount, the target and maximum amounts that may be earned, if applicable, the performance criteria, the performance period over which the criteria are measured and the timing of payments under the award.
          The Committee will have the discretion to determine whether all or any portion of a Performance Award is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Code Section 162(m) generally disallows deductions for compensation in excess of $1,000,000 for some executive officers unless the compensation qualifies as “performance-based compensation”. Article XII of the amended and restated Plan contains provisions consistent with the performance-based compensation exception to Code Section 162(m). With respect to any Performance Award that is intended to satisfy the performance-based compensation exception to Code Section 162(m), the Committee may establish a performance goal or goals based on one or more of the criteria specified in Section 12.4 of the Plan. Code Section 162(m) requires that we obtain shareholder approval of the specific business criteria on which performance goals may be based at least once every five years. By approving the proposed amendments to the Plan, shareholders will also be deemed to approve those criteria, as well as the other material terms of the performance goals, as contained in the Plan and described in this proxy statement.
          Performance Awards may contain performance measures based on one or more of the following criteria:
(a)	Earnings before interest, taxes, depreciation and/or amortization;

(b)	Operating income (pre-tax or after-tax), operating margin or operating profit;

(c)	Operating efficiencies;

(d)	Return on equity, sales, assets or net assets, capital, capital employed or investment;

(e)	Net income;

(f)	Net earnings or book value per share;

(g)	Net earnings per share growth;

(h)	Customer satisfaction;

(i)	Debt to capitalization ratio;

(j)	Cash flow;

(k)	Total sales or revenues, or sales or revenues per employee;

(l)	Sales growth;

(m)	Production;

(n)	Stock price or total shareholder return;

(o)	Dividends;

(p)	Revenue;

(q)	Economic value added; and

(r)	Strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestures, or any combination thereof.

          These criteria may be applied to an individual holder of a Performance Award, the Company as a whole or a relevant portion of the Company’s operations. The performance goals established using these criteria may be expressed on an absolute or a relative basis, and may employ comparisons based on internal targets or the performance of other companies, or the historical performance of the Company or any of its operating units or divisions. Any earnings-based measures may use comparisons relating to capital, shareholder’s equity, shares outstanding, assets or net assets.
          The maximum amount that may be paid in cash pursuant to a Performance Award granted to any holder with respect to any single fiscal year, if the award is intended to satisfy the requirements of Code Section 162(m), is $3,000,000. If a Performance Award provides for a performance period longer than one fiscal year, the maximum amount that may be paid to the holder under that award is $3,000,000 multiplied by the number of full fiscal years in the performance period. (Section 12.3) The Plan, as proposed to be amended and restated, also provides that the maximum number of shares of common stock for which awards may be granted to any single participant during a calendar year, including awards the vesting or payment of which is subject to the achievement of performance goals, is 100,000. (Section 4.1)
          Before payment is made under any Performance Award, the Committee must certify the extent to which the performance goals and other material terms of the award have been satisfied, and the Committee has the discretion to reduce, but not to increase, the amount payable and the number of shares that may be received pursuant to a Performance Award. The holder of a Performance Award generally must be employed by the Company on the last day of the performance period to be entitled to receive payment under the award.
          The class of persons eligible to receive Performance Awards under the Plan is the same class eligible to receive awards under the Plan generally, that is, all employees and non-employee directors of the Company. The Committee has full discretion to select the eligible persons who will receive awards under the Plan.
Summary of the Plan as Previously in Effect
          The principle provisions of the Plan as in effect prior to the proposed amendments are summarized below, to the extent not described above. This summary is qualified in its entirety by reference to the full text of the Plan, as amended and restated, attached as Appendix A to this proxy statement.
          Shares Subject to the Plan.
           Subject to certain adjustments described below, the maximum number of shares of common stock available for the grant of awards under the Plan is 1,135,900, which includes 635,900 shares that were available for issuance under our 1998 Option and Restricted Stock Plan at the time it was amended and restated by the Plan in June 2004 and 500,000 new shares added to the Plan at that time. As of May 21, 2008, there were 312,144 shares available for future grants. The proposed amendments to the Plan do not increase the number of shares authorized for issuance pursuant to awards granted under the Plan.
          The Committee has full discretion to determine the manner in which shares of common stock available for the grant of awards are counted. In the absence of Committee action, the Plan sets forth certain rules for this purpose. For example, the grant of options and restricted stock under the Plan reduces the number of shares available for the grant of awards. Likewise, the grant of restricted units, phantom options or other incentive awards that are payable only in common stock, or in either cash or common stock in the discretion of the Committee, reduces the number of shares available for grant. The grant of awards payable only in cash does not affect the number of shares available for grant. Shares of common stock related to awards, including awards that were outstanding under the 1998 Plan at the time of its 2004 restatement, that may be paid or settled in common stock that terminate by expiration, termination or cancellation without the issuance of shares will again be available for grant under the Plan. In addition, if shares of common stock are delivered to pay the exercise price of an award or are delivered or withheld to pay withholding taxes payable upon exercise, vesting or payment of an award, the number of shares available for grant of awards (other than incentive stock options) will be increased by the number of shares delivered or withheld.

          The Plan also provides for certain equitable adjustments to the number of shares available for the grant of awards and to the terms of outstanding awards in connection with stock splits, mergers, recapitalizations and similar transactions.
          Eligibility.
          Employees and non-employee directors of the Company and its subsidiary corporations are eligible to receive awards under the Plan. As of May 21, 2008, there were approximately 6,281 employees and seven non-employee directors eligible to receive awards under the Plan, and 30 employees and 7 current and former non-employee directors held outstanding awards previously granted under the Plan. Although all our employees and non-employee directors are eligible to participate in the Plan, most awards to employees under the Plan have been made to our key employees, typically senior officers, managers, and technical and professional personnel, and we expect that to continue to be the case.
          Awards.
          The Plan provides for the grant of nonqualified stock options, incentive stock options, phantom options, restricted stock, restricted units, SARs (stock appreciation rights), and other incentive awards. Incentive stock options may be granted only to employees. All other types of awards may be granted to employees and non-employee directors.
          Options. An option is the right to purchase a share of the Company’s common stock at a specified price. Options may be granted for restricted or nonrestricted common stock. Options may be incentive stock options (which may receive special tax treatment), nonqualified stock options, or a combination of both. The exercise price of an option is payable either in cash or a cash equivalent or, with the Committee’s consent, by tendering one or more previously acquired nonforfeitable, unrestricted shares of Company common stock meeting certain conditions. Broker assisted cashless exercises are permitted with the Committee’s consent. Options generally expire 10 years from the date of grant. Unless otherwise provided in the option agreement, options terminate within a certain period of time following a participant’s termination of employment or service by reason of death or disability (1 year), cause (immediate termination regardless of vesting status), or other reasons (3 months). The price at which a share of common stock may be purchased upon exercise of an option shall be determined by the Committee, but such exercise price may not be less than 85% (in the case of nonqualified stock options) or 100% (in the case of incentive stock options) of the closing price of the common stock on the New York Stock Exchange (“NYSE”) on the date of grant. On May 21, 2008, the closing price of the common stock on the NYSE was $17.37.
          Phantom Options. A phantom option is a fictional option. Phantom options do not carry dividend rights, rights upon liquidation, or any other rights of common stock. Upon exercise, each fictional share subject to a phantom option entitles the holder to receive the excess of the fair market value of our common stock as of the date of exercise over the strike price, payable in cash or a whole number of shares of common stock as determined by the Committee. Upon termination of a holder’s employment or service other than for cause, the vested portion of the phantom option is deemed exercised and the unvested portion is forfeited. If the holder is terminated for cause, all phantom options are forfeited regardless of the vested status. The strike price of a phantom option is determined by the Committee, but the strike price may not be less than 100% of the closing price of the common stock on the NYSE on the date of grant.
          Restricted Stock. Restricted stock is common stock that is subject to restrictions (including vesting periods) determined by the Committee. Restricted stock constitutes issued and outstanding shares of the Company’s common stock. A participant who receives restricted stock generally has the right to receive dividends during the restriction period, to vote the restricted stock, and to enjoy all other shareholder rights, other than the right to receive a stock certificate or to sell or transfer the shares. Generally, a participant is not required to make payment for restricted stock awarded under the Plan. Upon expiration of the restriction period and satisfaction of any other conditions established by the Committee, the participant is entitled to receive shares of the Company’s common stock not subject to restriction.
          Restricted Units. Restricted units represent fictional shares of common stock, which may be subject to restrictions determined by the Committee. Upon the lapse of restrictions, the holder is entitled to receive one share of common stock or an amount of cash equal to the fair market value of one share of common stock for each unit. An award of restricted units may include a tandem DER grant. A “DER” (or dividend equivalent right) is a contingent right, granted in tandem with a restricted unit, that gives the holder the right to receive an amount in cash equal to the cash distributions made with respect to a share of common stock during the period the restricted unit is outstanding. Generally, upon a holder’s termination of employment or service for any reason prior to the lapse of restrictions, the holder will forfeit any restricted units.
          SARs. SARs or stock appreciation rights entitle the holder to receive the increase in value of the number of shares of common stock covered by the award over a period of time. SARs must be granted in conjunction with an option either (i) at the time of the initial option grant or (ii) with respect to a nonqualified stock option, at any time after the initial option grant while the nonqualified stock option is still outstanding. Upon exercise of a SAR, the participant is entitled to receive cash equal to the excess of the aggregate fair market value of the shares of common stock with respect to which the SAR is then being exercised over the aggregate purchase price of those shares as provided in the related option. SARs are exercisable (i) only at such time and only to the extent the related option is exercisable, (ii) only when the fair market value of the shares subject to the related option exceeds the purchase price of the shares as provided in the related option, and (iii) only upon surrender of the related option or any portion for which SARs are being exercised. Upon exercise of a SAR, the related option is deemed terminated to the extent the SAR is exercised.
          Other Incentive Awards. The Committee has broad discretion to grant other incentive awards, payable in cash, common stock or a combination. The Committee determines the terms of any other incentive awards, which may be based upon or otherwise related to shares of common stock in any manner deemed by the Committee to be consistent with the purposes of the Plan.
          Amendment & Termination.
          The Board of Directors may suspend, terminate, amend or modify the Plan at any time. Certain amendments require shareholder approval. The Board of Directors may amend the terms of any outstanding award granted pursuant to the Plan, but no amendment may adversely affect the holder’s rights under an outstanding award without the holder’s consent.
New Plan Benefits
          The Committee has granted Performance Awards under the Plan, as proposed to be amended and restated, to our executive officers, which awards are subject to shareholder approval of the amended and restated Plan. Pursuant to those Performance Awards, which were granted on May 14, 2008, our five executive officers may be paid cash bonuses upon achievement of pre-established, objective performance goals. The table below sets forth information about those Performance Awards. Except for those awards, the benefits to be received under the terms of the amended and restated Plan by the persons and groups specified in the table cannot be determined at this time because grants are at the discretion of the Committee. We have previously made cash incentive awards under our annual incentive (cash bonus) plan, which was not a shareholder-approved plan and, therefore, the awards were subject to the Code Section 162(m) federal tax deduction limitation described above. See “Compensation—Executive Compensation—Compensation Discussion and Analysis” for information about our policies and processes for setting executive compensation, including the performance criteria on which cash incentive awards were based in the prior fiscal year.

NEW PLAN BENEFITS – AMENDED AND RESTATED PLAN

	Performance Awards (1)
Name of Person	Threshold	Target	Maximum
or Group	($)	($)	($)
Keith S. Walters Chairman of the Board, President and Chief Executive Officer	-0-	$502,800	$754,200

Richard L. Travis, Jr. Vice President-Finance, Chief Financial Officer and Secretary	-0-	$142,000	$213,000

Michael D. Magill Executive Vice President and Treasurer	-0-	$184,000	$276,000

Ronald M. Graham Vice President	-0-	$107,200	$160,800

David T. Scarborough Vice President	-0-	$154,000	$231,000

All Executive Officers as a Group(2)	-0-	$1,090,000	$1,635,000

All Non-Employee Directors as a Group	—	—	—

All Non-Executive Officer Employees as a Group(3)	—	—	—

(1)	The Performance Awards do not provide for any “threshold” or minimum payments. The amounts shown in the “Target” column are amounts, based on certain multiples of current salaries, that will be payable for the fiscal year ending February 28, 2009 if the pre-established performance goals are met. The amounts shown in the “Maximum” column are the maximum amounts payable for that fiscal year if the performance goals are exceeded by specified amounts.

(2)	The Company has no executive officers other than the five named executive officers.

(3)	We maintain separate cash incentive plans for employees, and no employees other than the five named executive officers have been granted any awards under the Plan as proposed to be amended.

          Since the effective date of our 1998 Option and Restricted Stock Plan, which was amended and restated by the current Plan, through the date of this proxy statement, stock options to purchase the indicated numbers of shares have been awarded to the five named executive officers and the indicated non-employee directors groups, as follows:

Name of Person	Stock Options	% of
or Group	(# of shares)	Total
Keith S. Walters, Chairman of the Board, President and Chief Executive Officer	330,200	49.7%

Richard L. Travis, Jr., Vice President- Finance, Chief Financial Officer and Secretary	5,200	.8%

Michael D. Magill, Executive Vice President and Treasurer	16,300	2.5%

Ronald M. Graham, Vice President	56,200	8.5%

David T. Scarborough, Vice President	5,200	.8%

James B. Gardner, Non-employee director	40,000	6.0%

Thomas R. Price, Non-employee director	40,000	6.0%

James C. Taylor, Non-employee director	40,000	6.0%

Kenneth G. Pritchett, Non-employee director	40,000	6.0%

All Current Executive Officers as a Group	413,100	62.2%

All Current Non-Employee Directors as a Group, 5 individuals	180,000	27.1%

All Non-Executive Officer Employees, as a Group	70,800	10.7%
          Mr. Walters and Mr. Magill are nominees for election as directors at the Annual Meeting. No stock options have previously been granted to Frank D. Bracken, the other nominee for election as a director at the Annual Meeting. No associate of any of our current directors, executive officers or nominees has been awarded any stock options under the Plan, including options awarded under the 1998 plan. Except as set forth in the table, no other person has been awarded options covering 5% or more of the total number of shares subject to stock options awarded under the Plan, including options awarded under the 1998 plan, to date.
Certain Federal Income Tax Consequences
          The following summary of the tax treatment of options to acquire common stock and Performance Awards granted under the Plan is based upon an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), as currently in effect, and existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. The following summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes. The receipt of awards under the Plan and the acquisition, ownership or disposition of shares of common stock may also have tax consequences under various state, local and foreign laws. Awards made pursuant to the Plan are not subject to the Employee Retirement Income Security Act of 1974, as amended, and the Plan is not intended to qualify under Section 401(a) of the Code. As required by United States Treasury Regulations, this summary is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties that may be imposed under United States federal tax laws.
          Incentive Stock Options. No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or, if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. The participant’s additional gain or any loss realized upon disposition will be a capital gain or loss. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.
          If a participant uses already owned shares of common stock to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the participant for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the participant upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price of an incentive stock option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the participant in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.
          If a participant effects a net exercise of an incentive stock option by surrendering a portion of the shares of stock with respect to which the option is exercisable to pay the exercise price, the surrender of the stock will be a disqualifying disposition described in Section 421(b) of the Code, which will result in the recognition of ordinary income by the participant in an amount equal to the fair market value of the surrendered stock.
          Nonqualified Stock Options. No income will be recognized by a participant for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid (or fair market value of shares surrendered) for the option shares. If the participant is an employee, income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the company with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant.
          The basis of shares transferred to a participant pursuant to exercise of a nonqualified stock option is the price paid for the shares plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells shares acquired upon exercise of a nonqualified stock option, the participant will have capital gain or loss equal to the difference between the basis of the shares and the amount realized on the sale.
          If a participant uses already owned shares of common stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the nonqualified stock option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the participant upon the exercise will be taxable to the participant as ordinary income. If the already owned shares of common stock are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified stock option will not be statutory option stock. However, if the already owned shares of common stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the participant’s basis will be allocated among the shares received.

          Performance Awards. There will be no federal income tax consequences to either the participant or the employer upon the grant of Performance Awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of common stock in payment of Performance Awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to certain limitations, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Board of Directors Recommendation
     The Board of Directors recommends a vote “FOR” approval of the 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on May 14, 2008, and all the amendments reflected in the Plan as set forth in the copy attached to this proxy statement as Appendix A.
          If the required vote of our shareholders is not obtained, the Committee may continue to grant and administer awards under the terms of the Plan in effect prior to May 14, 2008, the date on which our Board of Directors approved and adopted the restated and amended Plan.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Grant Thornton LLP served as the Company’s independent registered public accounting firm for fiscal 2008 and has reported on our financial statements. The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2009. The Board of Directors is asking shareholders to ratify this selection. Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board of Directors on a key corporate governance issue.
     Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2009.

CORPORATE GOVERNANCE MATTERS
General
     Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, Board Committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation and succession planning. The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
Board Size
     The Company’s Bylaws provide that the number of directors will be nine.
Director Independence
     Our Governance Guidelines provide that the Board of Directors is to be composed of a majority of independent directors. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the Company and in compliance with NYSE rules and has no material relationship with the Company. The Board of Directors has determined that the independent directors, which will consist of Mr. Price, Mr. Pritchett, Mr. Quiroz, Mr. Taylor, Mr. Long, Mr. Schaefer, and Mr. Bracken, after election, constitute a majority of the Board.
Criteria for Membership on the Board
     When identifying director nominees, the Nominating and Corporate Governance Committee (the “Committee”) seeks director candidates with high personal and professional ethics, integrity and values, that have outstanding records of accomplishments in their chosen business or profession, and who will be committed to representing the long-term interest of the Company’s shareholders. The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.
Director Nomination Process
     The charter of our Nominating & Corporate Governance Committee (the “Nominating Committee”) allows shareholders to recommend to the Nominating Committee candidates for membership on the Board of Directors. To recommend a candidate for director using this process, the shareholder must follow procedures set forth in the Nominating Committee Charter and the candidate must meet the qualification standards set forth in the Company’s Corporate Governance Guidelines.
     Only shareholders that have owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s recommendation may submit the name of a candidate for the Nominating Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s notice:
•	Name of the candidate;

•	A resume and brief biographical sketch of the candidate;

•	Proof that the shareholder owns 5% or more of the outstanding shares of our Common Stock;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s recommendation; and

•	The candidate’s consent and willingness to serve on the Board if elected.
     To include a candidate in any proxy statement for the election of directors, the Company will also need the following information:
•	The nominee’s name, age and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of our Common Stock, if any, owned by the nominee;

•	The name and address of the nominating shareholder as they appear on the Company’s books;

•	The class and number of shares of our Common Stock owned by the nominating shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a Proxy Statement relating to the election of directors.
     Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources. The Nominating Committee will request and review the resume of any of the candidates based on the qualifications set forth in the Nominating Committee Charter and the Company’s Governance Guidelines. There can be no more than one shareholder nominee in our Proxy Statement for any given Annual Meeting.
Board Responsibilities
     Our business is managed under the direction of the Board. The Board monitors management on behalf of the shareholders. Among the Board’s major responsibilities are:
•	Selection, compensation and evaluation of the Executive Officers and oversight of succession planning for the Chief Executive Officer;

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	Oversight of Ennis’ strategic planning;

•	Approval of all material transactions and financings;

•	Understanding Ennis’ financial statements and other disclosures and evaluating and changing where necessary the process for producing accurate and complete reporting;

•	Using its experience to advise management on major issues facing Ennis; and

•	Evaluating the performance of the Board and its committees and making appropriate changes where necessary.
     Directors are expected to maintain a good attendance record, and familiarize themselves with any materials distributed prior to each Board or committee meeting. All directors may place items on agendas for Board meetings. The chair of the Committee clears agendas for the meeting of committees of the Board, and committee members may place items on the agenda.
Board Meetings and Executive Sessions
     The Board of Directors not only holds regular quarterly meetings, but also holds other meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s regulatory filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.
     Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting.

     These executive sessions are led by the Chair of the committee that has primary responsibility for the issue being discussed (e.g., the Audit Committee Chair would lead a discussion of audit-related matters). When it is not apparent which committee has specific responsibility for the subject matter, the Chairmen of the Committees will preside on a rotating basis.
Committees of the Board
     The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and are comprised entirely of independent directors. Each committee also holds regular executive sessions at which only committee members are present.
Director Access to Management and Independent Advisors
     All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board, and executive management frequently meets with Board members on an individual basis. The Board and its Committees are empowered to hire, at the Company’s expense, their own financial, legal and other experts to assist them in addressing matters of importance to the Company.
Board Self-Evaluation
     The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee. In addition, annually each member of the Board is individually evaluated by each other member of the Board.
Director Orientation and Education
     Directors are provided extensive material regarding Ennis upon their initial election to the Board, including a binder containing information regarding Ennis and its policies and various administrative and legal matters. Other orientation procedures include meetings with senior executives of the Company in its major business units. Board meetings are occasionally held outside the corporate office to permit directors to visit operating locations of Ennis subsidiaries.
Non-Employee Director Compensation and Stock Ownership
     The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every three years (completed most recently in 2007), the Nominating and Corporate Governance Committee reviews, with assistance from an outside consultant, currently PricewaterhouseCoopers LLP, the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that a portion of non-employee directors’ compensation should be equity-based. For details on the compensation currently provided to non-employee directors, please see Director Compensation section of this proxy statement.
     Directors are encouraged but not required to own Common Stock of the Company. For additional information of Director stock ownership, please see Security Ownership of the Board of Directors and Executive Officers section of this Proxy Statement.
     The Company also expects all directors to comply with all federal and state laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company. The Company has procedures in place to assist directors in complying with these laws.

Code of Business Conduct and Ethics
     The Company has adopted a Code of Business Conduct and Ethics for Directors and Employees designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Conduct and Ethics applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, and all Senior Financial Officers. Our Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Code of Business Conduct and Ethics is available free of charge by contacting Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, TX 76065-0403.
Communication with the Board
     The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may e-mail, call, or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder/interested parties communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder and interested parties communications will be forwarded by the Corporate Secretary unopened to James C. Taylor, Chairman of the Nominating and Corporate Governance Committee.
DIRECTORS
Term
     The Company’s directors consist of three classes serving in staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.
Director Independence and Qualifications
     As set forth in the Company’s Corporate Governance Guidelines, in selecting its slate of nominees for election to the Board, the Nominating and Corporate Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company, and with respect to incumbent directors, past performance on the Board. See Corporate Governance Matters-Criteria for Membership on the Board section of this proxy statement. The Board has determined that all three nominees have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation, and commitment that is mandated by the Board. Presented below is the biographical information of all our Board members, including the nominees (Mssrs. Bracken, Magill and Walters.)

Summary of Our Independent Directors
     There is no family relationship among any of our directors and executive officers. The following table, listed in alphabetical order, sets forth the names of our current non-employee directors and nominees for director and their respective ages and positions with the Company.

Name	Age	Director Since	Term Expires	Positions
Frank D. Bracken	67	—	—	Director - New Nominee
James B. Gardner	73	1970	2008	Director
Godfrey M. Long, Jr.	66	2006	2009	Director
Thomas R. Price	69	1989	2009	Director
Kenneth G. Pritchett	70	1999	2010	Director
Alejandro Quiroz	55	2003	2009	Director
Michael J. Schaefer	57	2007	2010	Director
James C. Taylor	66	1998	2010	Director
     Set forth below is a description of the backgrounds of our non-employee directors, including the nominees for director. Information regarding our current employee directors (Messrs. Walters and Graham) and our nominee, Mr. Magill, can be found under Executive Officers – Summary of Our Executive Officers section of this Proxy Statement.
     Frank D. Bracken (New Nominee), retired. Former president and chief operating officer of Haggar Clothing Co. from 1994 to 2006. He held various positions with the Company during his 42 years tenure. Mr. Bracken sits on the Chancellor’s Advisory Committee at the University of North Texas (“UNT”) and is a director of the UNT Foundation, the UNT Athletic Board, and the UNT Business Board. He is the past president of the board of directors of Big Brothers Big Sisters of North Texas and serves as Chairman of the Board for the National Big Brothers Big Sisters of America. Mr. Bracken serves on two public company boards — Online Vacation Center and Philanthropy World Magazine.
     James B. Gardner (Retiring Director), Chairman, Commerce Street Capital, a financial services firm since October 1, 2007. Previously, Senior Managing Director of SAMCO Capital Markets since May 1994. Mr. Gardner is also a director of Centrytel, Inc.
     Godfrey M. Long, Jr., Business advisor for Growth Coach, a company inspiring owners and managers how to think strategically. Mr. Long is a former Consultant and Director of Graphic Dimensions in Atlanta, Georgia, a printing company and forms manufacturer from 2003 to 2007. Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky from 1984 to 2002.
     Thomas R. Price, Owner and President of Price Industries, Inc., a real estate and investment company. Mr. Price has been engaged in his present occupation since 1968.
     Kenneth G. Pritchett, President of Ken Pritchett Properties, Inc. Ken Pritchett Properties, Inc. is a Commercial and Residential Development Corporation in the Dallas/Ft. Worth Metropolitan area since 1968, specializing in shopping center and exclusive residential development. Mr. Pritchett is a member of the Board of Trustees and Chairman of the Planning Committee for three Methodist Hospitals. He is a Life Director for the National Home Builders, and the Texas Home Builders Association. He serves on the Executive Committee for the Metropolitan Homebuilders Association.
     Alejandro Quiroz, Chairman of the Board of NEXT, a Mexico printing company, and President of Presto Capital, a commercial real estate company. Mr. Quiroz has served in his present position for over ten years. Mr. Quiroz, currently a resident of San Antonio, Texas, has been engaged in the printing business in both the United States and Mexico, primarily in an executive capacity, since 1975.
     Michael J. Schaefer, Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, TX (“Methodist”). Methodist owns and operates three acute care hospitals and associated services in the Dallas metropolitan area. Mr. Schaefer has served in his present position with Methodist since 1982 and joined Methodist in 1979. Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young) where he worked from 1972 to 1979. Mr. Schaefer is a member of the American Institute of Certified Public Accountants.
     James C. Taylor, Principal of The Anderson Group, Inc. The Anderson Group Inc., Bloomfield Hills, Michigan, is a private investment firm engaged in the acquisition and management of businesses in a variety of industries. Mr. Taylor joined The Anderson Group Inc. in 1989 and served as the President and Chief Executive Officer of four businesses affiliated with The Anderson Group Inc. Prior to 1989, Mr. Taylor was with United Technologies Corporation for 19 years, primarily in manufacturing operations, including seven years as a Group Vice President.
Attendance
     During fiscal year 2008, the Board of Directors met four times. No incumbent directors attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member. In addition, the Directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. All of the incumbent directors attended the 2008 Annual Meeting of Shareholders.
Committee Membership
     The Company currently has three standing committees of the Board: Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Each committee currently is comprised of non-employee directors, all of whom are considered independent under NYSE listing standards and our Governance Guidelines. The Board of Directors and the members of each committee meet regularly in executive session without management. The charters for these committees can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.
     The following table details the membership of each of our committees as of February 29, 2008 and the number of times during the year each of these committees met.

Nominating
and Corporate
Director’s Name	Audit	Compensation	Governance
Number of meetings held during fiscal year end February 29, 2008	5	2	4
Non-Employee Independent Directors
James B. Gardner	C	X
Godfrey Long, Jr.			X
Thomas R. Price	X		X
Kenneth G. Pritchett	X	C
Alejandro Quiroz		X	X
Michael J Schaefer	X
James C. Taylor		X	C

C Committee Chairman

X Committee Member
Audit Committee
     During fiscal year 2008, the Audit Committee met five times. The Audit Committee (i) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices and significant corporate risk exposures, and steps management has taken to monitor, control and report such exposures; (ii) monitors the qualifications, independence and performance of our independent auditors and internal auditors; (iii) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our code of business conduct and ethics; and (iv) maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.

Compensation Committee
     During fiscal year 2008, the Compensation Committee met two times. The Compensation Committee oversees and administers our executive compensation policies, plans, and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. In particular, the Compensation Committee is charged with assisting the Board in (i) assessing whether the various compensation programs of the Company are designed to attract, motivate and retain the senior management necessary for the Company to deliver consistently superior results and are performance based, market driven and shareholder aligned; (ii) its oversight of specific incentive compensation plans adopted by the Company, with the approval of this Committee, included stock plans, supplemental executive retirement plans and short term and long term incentive compensation plans for members of senior management of the company; (iii) assessing the effectiveness of succession planning relative to senior management of the Company; (iv) its approval, review and oversight of benefit plans of the company; and (v) its oversight of the performance and compensation of the Chief Executive Officer of the Company and the other members of the senior management team of the Company. In addition, the Compensation Committee will direct the production of all reports that the SEC rules require be included in the Company’s annual proxy statement. For further information regarding the Compensation Committee’s role in determining executive compensation, please see the Compensation — Compensation Discussion & Analysis below.
Nominating and Corporate Governance Committee
     During fiscal year 2008, the Nominating and Corporate Governance Committee met four times. The Nominating and Corporate Governance Committee identifies, investigates and recommends to the Board director candidates with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meets the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings.
Compensation Committee Interlocks and Insider Participation
     All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2008, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of this Corporation.

EXECUTIVE OFFICERS
Summary of Our Executive Officers
     The following table, listed in alphabetical order, sets forth the names of our executive officers and their respective ages and positions with the Company. For those executive officers on our Board of Directors, it indicates the date they became a board member and when their current term expires. There is no family relationship among any of our directors and executive officers.

		On
		Board	Term
Name	Age	Since	Expires	Positions
Ronald M. Graham	60	2003	2008	Vice President - Administration and Director
Michael D. Magill	60	—	—	Executive Vice President and Treasurer
David T. Scarborough	40	—	—	Vice President - Apparel Division
Richard L. Travis, Jr.	52	—	—	Secretary, CFO and Vice President - Finance
Keith S. Walters	58	1997	2008	Chairman of the Board, CEO , President and Director
Set forth below is a description of the backgrounds of our executive officers.
     Ronald M. Graham (Retiring Director), Vice President — Administration. Mr. Graham joined the Company in January 1998 as Director of Human Relations and subsequently was elected to Vice President Human Resources in June 1998. Prior to joining the Company, Mr. Graham was with E. V. International, Inc. (formerly Mark IV Industries, Inc.), an electronics manufacturing company, for 17 years as Director Employee Relation and Vice President, Administration. Prior to that time, Mr. Graham was with Sheller-Globe, an automotive parts manufacturing company, for three years as Director of Labor Relations.
     Michael D. Magill (New Nominee), Executive Vice President and Treasurer. Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company. Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.
     David T. Scarborough, Vice President — Apparel Division. The Apparel Division was formed in November 2004 from the merger of the Company and Alstyle Apparel (“Alstyle”). Mr. Scarborough has held the position of President of Alstyle since January 2005. Previous to his January 2005 appointment as President of Alstyle, Mr. Scarborough was Alstyle’s Vice President of Sales and Marketing from November 2003 to January 2005 and its eastern division sales manager from July 2002 to November 2003. Prior to his experience at Alstyle, Mr. Scarborough was a sales associate at Tee Jays Manufacturing, a custom vertical knit manufacturer, from February 2002 to July 2002, and the director of manufacturing and sourcing for Lexington Fabrics, Inc., a custom vertical knit manufacturer, from August 2000 to January 2002.
     Richard L. Travis, Jr. Vice President — Finance, Chief Financial Officer and Secretary. Mr. Travis joined the Company in November 2005 as Vice President Finance and Chief Financial Officer. Previously, Mr. Travis was employed as the Chief Financial Officer and Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005. Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry, from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company, from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors. His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young). Mr. Travis is a registered certified public accountant.

     Keith S. Walters (Incumbent Nominee), Chairman of the Board, CEO and President. Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was with Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems, from 1989 to 1997, as Vice President of Manufacturing. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation, an automotive parts and manufacturing company, for 15 years, primarily in manufacturing and operations.
SECURITY OWNERSHIP
Security Ownership of the Board of Directors and Executive Officers

     The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 28, 2008 for our Common Stock beneficially owned by each director, each of the executive officers, and all directors and executive officers as a group:
     The percentages of shares outstanding provided in the table are based on 25,720,166 voting shares outstanding as of April 28, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of April 28, 2008 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. In addition, the following shares have not been pledged by the respective officers or directors, unless otherwise stated in the footnotes following the table. The address of our directors, the director nominee, and executive officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

						Percentage
			Vested (1)			of
	Shares Owned		Stock	Option		Outstanding
Name/Group	Direct	Indirect	Awards	Awards	Total	Shares
James B. Gardner (2)	17,791	—	1,332	36,250	55,373	*
Ronald M. Graham	4,250	—	1,400	56,200	61,850	*
Godfrey M. Long, Jr. (3)	4,333	800	1,999	—	7,132	*
Michael D. Magill	7,616	—	2,333	12,875	22,824	*
Thomas R. Price (4)	115,666	10,000	1,332	13,750	140,748	*
Kenneth G. Pritchett (2)	38,166	—	1,332	10,000	49,498	*
Alejandro Quiroz	666	—	1,332	16,250	18,248	*
David T. Scarborough	24,177	—	2,000	5,200	31,377	*
Michael J. Schaefer	—	—	1,333	—	1,333	*
James C. Taylor	29,666	—	1,332	21,250	52,248	*
Richard L. Travis, Jr.	4,615	—	2,000	5,200	11,815	*
Keith S. Walters	121,899	—	4,800	242,563	369,262	1.4%

All directors and officers, as	368,845	10,800	22,525	419,538	821,708	3.1%
a group (12 individuals)

*	Denotes ownership of less than 1%.

(1)	Amounts include those awards that would be vested within 60 days of the Record Date (4/28/08).

(2)	Shares attributable to Mr. Gardner and Mr. Pritchett are held in trust for the benefit of the named director. Each exercises sole voting rights with respect to such shares.

(3)	Indirect shares attributable to Mr. Long include 800 shares held by Mr. Long’s wife.

(4)	Included in directly owned is 30,000 shares held in an irrevocable trust that Mr. Price exercises sole voting control over. Mr. Price disclaims beneficial ownership of his sister-in-laws’ portion of 20,000 shares jointly owned by her and Mr. Price’s wife. Reflected in the table is his wife’s interest only.

Security Ownership of Certain Beneficial Owners
     The following table gives information regarding all of the persons known by us to own, in their name or beneficially 5% or more of our outstanding Common Stock as of April 28, 2008.

			Percent of
			Combined
Name and Address		Number	Voting
of Beneficial Owner	Class	of Shares	Power (1)
Royce & Associates, LLC (2)	Common	2,585,511	10.05%
1414 Avenue of the Americas New York, NY 10019

Dimensional Fund Advisors, LP (3)	Common	1,500,471	5.83%
1299 Ocean Avenue Santa Monica, CA 90401

Allianz Global Investors Managed Accounts LLC (4)	Common	1,332,263	5.18%
1345 Ave of the Americas, 49th Floor New York, New York 10105

(1)	Calculated based on number of voting shares outstanding as of April 28, 2008.

(2)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Royce & Associates, LLC on January 28, 2008.

(3)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Dimensional Fund Advisors LP on February 06, 2008. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G by Dimensional shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(4)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Allianz Global Investors Managed Accounts, LLC on February 12, 2008.

AUDIT-RELATED MATTERS
Audit Committee Report
     The Audit Committee of the Board (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of four non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, James B. Gardner, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on January 13, 2004. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. To assist it in fulfilling its oversight, the Committee regularly meets separately with the internal auditor, the independent auditors, management and the Company’s outside counsel. The following report summarizes certain of the Committee’s activities in this regard during the fiscal year ended February 29, 2008.
Independent Auditors and Internal Audit Matters
     The Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During fiscal 2008, the Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described in Independent Auditor’s Services and Fees section of this proxy is compatible with maintaining their independence. The Audit Committee has also appointed Grant Thornton LLP as the Company’s independent auditors for fiscal year 2009, and the Board concurred in its appointment.
     The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the Company’s internal auditor, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.
Financial Statements for the Fiscal Year Ended February 29, 2008
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.
     In this context, the Audit Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended February 29, 2008. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
     In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on

Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.
     In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008 for filing with the SEC.
THE ENNIS, INC. AUDIT COMMITTEE

James B. Gardner, Chairman
Thomas R. Price
Kenneth G. Pritchett
Michael J. Schaefer
Policy Regarding Pre-Approval of Services Provided by the Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services and may include, to a very limited extent, specifically designated non-audit services, which in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.
Independent Auditor’s Services and Fees
     Grant Thornton LLP served as our independent registered public accounting firm during our fiscal years ended February 29, 2008 and February 28, 2007. For the fiscal year ended 2008 and 2007, we were billed the following fees by Grant Thornton LLP.

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$781,132	$819,286
Tax Fees (2)	67,023	54,014
All Other Fees (3)	—	750

	$848,155	$874,050

(1)	Aggregate fees for professional services billed for the audit of the Company’s consolidated financial statements, including internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.

(2)	Fees for tax services, tax advice, state, federal and international tax consultation.

(3)	Fees for information services.
     The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

COMPENSATION
Director Compensation
     The Company compensates its non-employee directors using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees and stock option and restricted stock grants. Directors who are Company employees receive no additional compensation for serving on the Board.
Cash Compensation
     All non-employee directors received $18,000 annual cash compensation (the retainer) and $2,000 per Board meeting fee. All retainers are paid monthly and meeting fees are paid as incurred. Non-employee directors serving in specified committee positions also receive the following additional cash compensation.
•	$6,000 Chair of the Audit Committee

•	$6,000 Chair of the Compensation Committee

•	$6,000 Chair of the Nominating and Corporate Governance Committee

•	$1,500 All other Committee members — per meeting fee
     On April 24, 2008 the Board of Directors approved the recommendation of the Nominating and Corporate Governance Committee to increase the annual retainer from $18,000 to $24,000, effective 7/1/08. All other cash compensation remained unchanged.
Equity Compensation
     In addition to cash compensation, all non-employee directors receive annual stock grants, which can take the form of stock options or restricted stock units. Stock option and restricted stock unit grants vest ratably over four years and three years, respectively. Options are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, new Board members, upon their initial election, receive either a grant of stock options or restricted stock. During fiscal year 2008, each member of the Board received a grant of 2,000 restricted stock units, with the exception of Mr. Schaefer, who received 4,000 restricted stock units upon his election as a director last fiscal year.
     The following table sets forth the information regarding compensation earned by the Company’s non-employee directors during the year ended February 29, 2008:

					Pension
					Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive	Deferred
	in Cash	Awards	Awards	Plan	Compensation	All Other
Directors Name	($)	($) (2) (3)	($) (4)	Compensation	Earnings	Compensation	Total
James B. Gardner	$45,740	$24,096	$7,356	$—	$—	$—	$77,192
Godfrey Long, Jr.	$39,480	$37,189	$—	$—	$—	$—	$76,669
Thomas R. Price	$42,740	$24,096	$7,356	$—	$—	$—	$74,192
Kenneth G. Pritchett	$42,740	$24,096	$7,356	$—	$—	$—	$74,192
Alejandro Quiroz	$35,240	$24,096	$9,182	$—	$—	$—	$68,518
Michael J. Schaefer (1)	$23,000	$22,005	$—	$—	$—	$—	$45,005
James C. Taylor	$42,740	$24,096	$7,356	$—	$—	$—	$74,192

(1)	Mr. Schaffer’s term as director began on June 29, 2007.

(2)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 29, 2008, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R). The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2008. Listed below are the unvested restricted shares and unexercised stock options as of February 29, 2008.

(3)	Presented below are the grant date fair value of each stock award granted in fiscal year 2008 (computed in accordance with FAS 123R) and the aggregate number of stock awards outstanding on February 29, 2008. There were no option awards granted during fiscal year 2008.

		Restricted	Grant	Total Stock	Total Option
	Date of	Stock Units	Date Fair	Awards	Awards
Directors Name	Grant	Awarded	Value	Outstanding	Outstanding
James B. Gardner	6/28/2007	2,000	$48,900	3,334	40,000
Godfrey Long, Jr.	6/28/2007	2,000	$48,900	4,667	—
Thomas R. Price	6/28/2007	2,000	$48,900	3,334	17,500
Kenneth G. Pritchett	6/28/2007	2,000	$48,900	3,334	12,500
Alejandro Quiroz	6/28/2007	2,000	$48,900	3,334	20,000
Michael J. Schaffer	6/28/2007	4,000	$97,800	4,000	—
James C. Taylor	6/28/2007	2,000	$48,900	3,334	25,000

(4)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 29, 2008, in accordance with FAS 123R. The assumptions used to calculate these values are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2008.
Executive Compensation
Compensation Discussion and Analysis
     The following section describes our compensation structure and programs for our executive officers, including our named executive officers. The discussion primarily focuses on the compensation elements and decisions during our fiscal year ended February 29, 2008. We address why we believe the elements of our program are right for our Company and our shareholders as we explain how compensation is determined.
     Ennis currently has five named executive officers. They have the broadest job responsibilities and policy authority in the Company. They are held accountable for the Company’s performance and for maintaining a culture of strong ethics and integrity. The details of compensation for our CEO, CFO and three other named executive officers can be found in the tables within this section.
Overview
Who is responsible for determining the compensation of executive officers?
     The Compensation Committee (the “Committee”) of our Board of Directors determines compensation for all executive officers, including named executive officers. The Committee consists entirely of independent directors who are determined by the Nominating and Corporate Governance Committee of the Board of Directors. The committee reviews the performance of the Company, assesses the performance of the individuals, and confers with an independent consultant from Thomas J. Reno & Associates, Inc. about compensation for comparable executives within the manufacturing industry and more specifically the printing and apparel industries.
     The ability of the Committee members to judge performance effectively is enhanced by the exposure they get to Ennis’ operations as members of our Board of Directors. The Board participates in regular updates on our business priorities, strategies and results through attendance at regularly scheduled Board meetings. The Committee has frequent interaction with and open access to executive officers. This gives them considerable opportunity to ask questions and assess the performance of individual executives and the Company.
     The Committee has taken action where appropriate and possible, to preserve the deductibility of compensation paid to the named executive officers in compliance with Internal Revenue Code Section 162(m), which requires, among other things, that executive compensation must qualify as “performance-based compensation” to qualify for and preserve tax deductibility.

What are the objectives of our compensation program for executive officers and what is it designed to reward?
     The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the Company and their individual contributions toward successful Company results. The compensation program is based on the following principles:
1.	Pay for performance — pay better than the market median for performance that is superior to competitors.

2.	Provide rewards that motivate executives to think and act in the best interest of our shareholders.
     The Committee judges performance based on three specific measures: revenue goals, operating margin and return on capital. Additionally, the Committee considers and assesses the Company’s progress in key strategic areas such as new markets served and acquisitions and the executive’s contribution in these key areas.
What are the elements of our executive compensation?
     Our executive compensation consists of four basic elements:
1.	Cash compensation, consisting of base salary and performance bonus.

2.	Long-term compensation awarded as equity, consisting generally of stock options and restricted stock units.

3.	Basic Company benefits, consisting of standard benefits as offered to other employees, including retirement benefits, health and life insurance.

4.	Perquisites, consisting of auto allowance, opportunity to defer cash compensation, supplemental retirement contributions and company-paid supplemental life insurance.
Why do we choose to pay each element and how do we decide how much to pay or include as compensation?
     We believe the combination of cash compensation and long-term equity compensation creates the right balance between performance, reward, retention and promotion of shareholders’ interests.
     The Committee determines the combination and amount of each of these elements when setting the levels of our executive’s compensation. Executive compensation is reviewed annually at the first quarterly Board meeting following the conclusion of our fiscal year. From time to time the Committee may meet to consider any off cycle changes that it deems appropriate because of changes in job responsibility or regulatory requirements.
     The specifics of each element are as follows:
Cash Compensation
     Cash compensation is a combination of base salary and performance bonus. Our objective is to deliver total cash compensation that reflects the Company’s performance as well as the executive’s individual contribution to that performance. If the Company and individual perform better than competitors, the goal is to deliver total cash compensation that is generally above the market median. If performance is below expectation, the total cash compensation will be generally below the market median.
     Base Salary — This is the least variable form of compensation intended to compensate the executive officers for the job duties assigned. The Company generally pays base salaries between the average and the 90th percentile of the market for officers performing comparable jobs. The base salary of executive officers can vary depending on the individual’s qualifications, experience, and performance and is at the Committee’s discretion.
     The Committee determines the target range for executive positions by gathering specific information about base salaries and total cash compensation for similar positions in the relevant study category as specified by the Committee. The relevant study category typically includes matching positions at manufacturing companies within our industry and other companies of a similar size. This information is compiled and supplied to the Committee by the independent compensation consultant selected by the Committee. The Committee may or may not adjust base salaries based upon its analysis of the study data and performance. A summary of this analysis and relevant information is included in the “Discussion of Performance and Compensation Committee Actions for Fiscal Year 2008,” section of this report.
     Performance Bonuses — This element is variable and depends upon the Company’s performance and the executive officers’ contribution toward that performance. The Committee has full discretion to determine the participation in, and the allocation of, any developed bonus pool for the named executive officers.
     The Annual Performance Bonus Plan is designed to reward executives for the attainment of Company performance measures. Each executive is assigned a percentage of base salary eligibility for reaching targeted performance. A threshold is established at 95% of targeted performance before a bonus is considered. Executives are eligible for up to 150% of their assigned target percentage should targeted goals be reached or exceed 150%. These percentages are based upon the Committee’s determination of level of responsibility. The current percentages of base salary eligibility for the named executive officers are:

			Maximum
	Threshold	Target	150% of Target%
CEO/President	0	60%	90%
Executive Vice President	0	40%	60%
Vice President Finance (CFO)	0	40%	60%
Vice President Administration	0	40%	60%
Vice President Apparel Division	0	40%	60%
     A bonus pool is generated based upon these percentages if predetermined goals are met in the areas of profit, return on capital and sales. These goals are weighted by importance at 40% profit, 40% return on capital and 20% sales growth. These goals are established and approved by the Board at the beginning of the fiscal year based upon the approved business plan. The business plan is presented to the Board after review by management to assure that the plan meets or exceeds strategic objectives for the year. Profit as used in this calculation is equal to our net earnings before after tax impact of all bonus awards. Return on capital is computed by dividing our profit by our average shareholders’ equity during the fiscal year.
     When the year-end audited financials are available, the bonus pool is finalized by Management and presented to the Committee. The Committee analyzes the performance of the executive officers and the performance of the Company against the predetermined goals to determine the extent of bonus to be awarded. The Committee arrives at its own conclusions as to the level of bonus awards. They present the recommendations to the Board for discussion and approval. Only independent directors vote on the final awards.
     The Board also determines any discretionary bonus awards for the prior fiscal year period at the April quarterly meeting. Discretionary bonuses are sometimes awarded to executives for exceptional performance that was not anticipated by the business plan used in establishing the annual performance goals. An example would be a successful acquisition of a business during the previous year. Another could be the successful sale of a business during the year. The independent directors have the sole authority in determining and awarding any discretionary bonus. All bonuses awarded are performance based. A summary and discussion of Committee actions on performance bonuses is included in the “Discussion of Equity Awards and Compensation Committee Actions for Fiscal Year 2008,” section of this report.
Equity Awards
     Equity awards for our named executive officers have been granted from our 1998 and 2004 Long-Term Incentive Plans. All previously granted awards are disclosed in the Outstanding Equity Awards at Fiscal Year End Table.
     When granted, equity awards are meant to align the interests of named executive officers with our shareholders, and to motivate and reward our executive officers to increase the shareholder value of the Company over the long term. The 2004 Long-Term Incentive Plan, as approved by shareholders, allocated 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock grants, stock appreciation rights, restricted unit grants, phantom stock options or other incentive awards. The Compensation Committee determines eligible employees, the timing of options and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of any stock options and other awards.
     We also believe that long-term incentive awards are a key element in retaining key individuals. The Committee believes it is important to retain a strong, capable executive team that has aligned interests with the Company’s shareholders. The type of equity awards granted under the 1998 and 2004 Long-Term Incentive Plans include:
     Incentive Stock Options — Each stock option represents the right to purchase a specified number of shares of our Common Stock at the set exercise price subject to the terms of an option agreement. The exercise price is the fair market value of the Company’s stock on the day the Committee grants the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of the stock. Any increase in the value of the stock benefits all our shareholders, which aligns the executive and shareholder interests. These options vest ratably over four years at 25 percent per year. They have a term of ten years.
     Non-Qualified Stock Options — This type of option is similar to the Incentive Stock Option and is typically used only when Incentive Stock Options are limited by the plan or IRS limitations.
     Restricted Stock Grants — The Committee can also grant awards of restricted stock to the executive officers. Any granted shares are typically granted with a restrictive vesting schedule which renders the shares subject to substantial risk of forfeiture if or when an executive terminates employment prior to vesting. The stock is granted at the fair market value of the Company’s stock on the day the Committee awards the grant. The recipient of a grant is entitled to dividends on the shares beginning on the grant date. These grants typically vest ratably at 33 1/3 percent per year.
     There are additional methods of rendering stock value to recipients under the terms of the shareholder approved Long-Term Incentive Plan including, stock appreciation rights, phantom stock options and dividend equivalent rights. The Committee has determined that these methods will not be used at this time.
Perquisites
     The fourth basic elements of compensation for the named executive officers are perquisites. The named executive officers typically enjoy the same benefit as all salaried employees; however, the Committee has determined that the named executive officers will receive an auto allowance as follows:

Mr. Walters	$12,000	Annually
Mr. Travis	$8,000	Annually
Mr. Magill	$8,000	Annually
Mr. Graham	$8,000	Annually
Mr. Scarborough	$8,000	Annually
Other Benefits
Retirement Plans
     All named executive officers except Mr. Scarborough, Vice President Apparel Group, participate in the Pension Plan For The Employees of Ennis, Inc. This is a Company funded defined benefit plan which promises a certain benefit to the eligible named executive officers upon normal retirement. Normal retirement is defined as the first day of the month of the latter of his 65th birthday or the fifth anniversary of participation if hired after age 60. The pension plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, years of service and reaching a normal retirement age of 65.
     The Internal Revenue Code limits the maximum annual compensation covered by the plan. The limit for 2008 is $230,000. This limitation as well as the limitation on highly compensated participants in the Ennis 401(k), significantly limits the retirement benefit for the named executive officers. This past year the Board decided that a select number of executives, including the named executive officers, would be granted a supplemental benefit under the Ennis Deferred Compensation Plan to make-up some of the retirement benefit lost because of the imposed limitations. The named executive officers were granted the following non-qualified deferred benefits during fiscal year 2008:

	Supplemental	Deferred 401(k)
	Retirement	Match
	Grant	(Non-qualified)
Keith S. Walters	$202,500	$7,308
Richard L. Travis, Jr.	$62,500	$6,478
Michael D. Magill	$100,000	$5,000
Ronald M. Graham	$60,000	$3,769
David T. Scarborough	$51,300	$—
     All the named executive officers were eligible to participate in the Ennis 401(k) Plan, which is a qualified plan that allows all employees of the Company to save up to allowed limits on a before tax basis. The named executive officers did not receive any matching Company contributions under the qualified plan.
     All named executive officers were eligible to defer cash compensation under the Ennis Deferred Compensation Plan, which is a non-qualified plan that allows deferral of compensation until retirement or termination. The amounts deferred by the named executive officers are indicated on the following tables.
     Additionally, Mr. Scarborough receives a housing allowance of $54,000 annually, which was awarded at the time of his appointment and transfer to become the President of the Apparel Division of the Company. He also receives the benefit of temporarily living in a Company leased residence for which the value is imputed to him as income. This imputed value was $90,000 during the 2008 fiscal year.
     The named executive officers receive an annual non-qualified match of 25% limited to $5,000 for savings in the Company’s 401(k) Plan. The match would accumulate in the Company’s Non-qualified Deferred Compensation Plan.
     The named executive officers are eligible for Company paid supplemental term life insurance at the following benefit amounts:

Mr. Walters	$1,000,000
Mr. Travis	$500,000
Mr. Magill	$500,000
Mr. Graham	$500,000
Mr. Scarborough	$500,000
The Company’s contribution paid for this benefit is imputed as income to the executive.
The named executive officers do not receive a tax gross up for any of these benefits.
Employment Agreements
     The Committee has determined that it is in the best interests of the Company and its shareholders to enter into employment agreements with each of the named executive officers. The current agreements are for three-year terms beginning April 31, 2006 and can be extended on a year-to-year basis. The employment contracts are referenced as exhibits to our Annual Report on Form 10K. We entered into these agreements to ensure that the executives perform their roles for an extended period of time with focus on annual and multiple year objectives.
     The agreements establish the beginning base salary, eligibility for bonuses, benefits, perquisites, as well as, certain non-compete, non-solicitation and confidentiality covenants that protect the Company.
     Compensation upon termination is outlined in the agreements and described in detail below. If one of the named executive officers is terminated without cause or within two years after a change of control, or if the executive terminates the agreement for “good reason”, as defined in the agreement, then the executive would receive a multiple of current base salary and the prior year’s bonus as set forth in the following table.

	Without Cause	With Cause	Change of Control*
	(base salary + bonus)	(base salary)	(280G base + bonus)
Mr. Walters	2X	1.0X	2.99 X
Mr. Travis	1X	.5X	1.00 X
Mr. Magill	1X	.5X	1.00 X
Mr. Graham	1X	.5X	1.00 X
Mr. Scarborough	1X	.5X	1.00 X

*	Limited to the maximum amount of severance payment permitted to be deducted as compensation expense under the provisions of Section 280G of the Internal Revenue Code.
     In addition to these cash severance amounts, the named executive officer would be eligible for continuation of basic employee group benefits if terminated without cause, upon a change of control triggering event or resigns for good reason and would also vest for all qualified plan benefits and be eligible to receive either pay or reimbursement for employee costs and expenses for outplacement services, as is customary and reasonable in the Dallas area for the executive’s level of responsibility. The basic benefit continuation period is 12 months for Mr. Walters and three months for all other named executive officers.
Definitions for Types of Termination Summarized from Employment Agreements.
     Termination by the Company includes termination at death, total disability of 120 consecutive days or more or retirement. There would be no severance payment due the executive for terminations with respect to death or retirement. For payments required for our executive officers in the event of disability, please see the tables on page 46 entitled Termination Due to Disability and Termination Due to Death.
     Termination for cause is defined to mean: (i) the willful and continued failure by the executive to follow the reasonable instructions of the Board and which is not cured within 10 days of written notice from the Company specifying such failure; (ii) the willful commission by the executive of acts that are dishonest or inconsistent with local normal standards and is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) the commission by the executive of a felonious act; (iv) ongoing alcohol/drug addiction and failure to successfully complete a recovery program; (v) intentional wrongful disclosure of confidential information of the Company; (vi) intentional wrongful engagement in any competitive activity; or (vii) gross neglect of his duties by the executive which is not cured within 10 days of written notice specifying the failure, or in the event the failure is not curable within 10 days, the executive shall have a longer period of up to 30 days to cure the failure so long as he is diligently pursuing a cure.
     Termination without cause is defined as any termination of executive’s employment by the Company for any reason other than those specified above.
     Termination by executive. The executive shall be entitled to terminate his employment (i) in the event of a change of control, (ii) for good reason defined as the executive’s resignation within 90 days of the following:

(a)	Without the express consent of executive, any duties assigned are materially inconsistent with the executive’s position, duties and status with the Company as contemplated by the employment agreement;

(b)	Any action by the Company which results in a material diminution in the position, duties or status of the executive as contemplated by the employment agreement or any transfer or proposed transfer of the executive for any extended period to a location outside the area of the corporate office without the executives consent, except for strategies reallocations of personnel reporting to the executive;

(c)	The base annual salary of the executive is reduced; or

(d)	The Company fails to materially comply with the employment agreement obligations.

Severance Payment After Change of Control
     If any of the named executive officers is terminated within 90 days prior to or within two years after a change of control as defined by the employment agreements, the executive will be entitled to a lump sum severance payment and immediate vesting of benefits and long-term incentive awards and options. The value of these payments and benefits is set forth in the Potential Payments Upon Termination or Change in Control section.
     Any change of control severance is limited to the maximum amount of severance payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended.
Discussion of Performance and Compensation Committee Actions for Fiscal Years 2008 and 2009
     The Committee held a meeting on April 23, 2008 for the purpose of considering compensation for the named executive officers of the Company. At this meeting, the members discussed and considered each officer’s performance and relative contribution toward the performance of the Company during the fiscal year. The Committee also discussed the bonus generated for the fiscal year and the performance factors that contributed to the pool. There were discussions about the competitive positioning of the named executive officers’ base salaries as compared to the compensation study supplied by the Company’s independent consultant, Thomas J. Reno & Associates, Inc. The Consultant’s study compared the named executive officers’ base salaries to those of direct competitors and data supplied by the ECS-Top Management Compensation Report for similar sized manufacturing companies. The direct industry competitors used in the study were:

Cenveo, Inc.	Print Manufacturing
Standard Register, Inc.	Print Manufacturing
Delta Apparel, Inc.	Apparel Manufacturing
ACCO Brands Corporation	Office Supply Manufacturing/Selling
John H. Harlan Co.	Print Manufacturing
     A summary of the study results comparing base salaries is presented in the following table:

Executive Officers	Base Salary	Study Average	90th Percentile
Mr. Walter, CEO/President	$788,000	$753,077	$874,432
Mr. Travis, Vice President Finance	$325,000	$324,643	$393,826
Mr. Magill, Executive Vice President	$420,000	$436,800	$483,329
Mr. Graham, Vice President Administrative	$250,000	$243,213	$295,000
Mr. Scarborough, Vice President Apparel	$370,000	$361,540	$437,092
     The Committee discussed the performance of the Company relative to the competitors and made the determination that the Company performed better than its direct competitors and that the executive management of the Company had performed at or above expectations. The Committee determined that the following merit and performance adjustment should be made effective April 24, 2008.

		From	To	%
CEO, President	Mr. Walters	$788,000	$838,000	6.3%
Vice President Finance	Mr. Travis	$325,000	$355,000	9.2%
Executive Vice President	Mr. Magill	$420,000	$460,000	9.5%
Vice President Administrative	Mr. Graham	$250,000	$268,000	7.2%
Vice President Apparel	Mr. Scarborough	$370,000	$385,000	4.1%
     The Committee reviewed and considered the performance of the Company relative to the goals established in the annual incentive plan in order to determine the appropriate annual incentive awards for the named executive officers.
     For the year ending February 29, 2008, the performance bonus targets were established as part of the annual businesses planning process. Each operational division of the Company submits its business plans for review to the executive officers of the Company. This review includes the consideration of the market circumstances, material cost, operational challenges and the appropriate level of task. All of the divisional plans and corporate expenses are combined to determine the overall business plan for the Company. The sales, profit, and return on capital goals are determined and recommended by executive management as the targets for the business year. After review and discussion the Board adjusts or approves the targets. The result is established as the business plan for the year with predetermined targets for sales, profit, and return on capital. The targets for the business year ended February 29, 2008 were:

Sales	$618,445,000
Profit	$43,855,000
Return on Capital	13.0%
     Reaching these targets would result in the generation of 100% bonus pool for the named executive officers. The Committee evaluates the performance of the individual named officers and determines the amount of bonus to be awarded from the bonus pool. For the year ended February 29, 2008, the following performance was achieved:

Sales	$610,610,000
Profit	$46,193,000
Return on Capital	13.9%
     This performance was equal to 118% of the targets on a weighted basis as established by the plan: Sales 20%, profit 40%, and return on capital 40%. This performance generated a bonus pool of $1,197,000. The Committee awarded bonus effective April 24, 2008 as follows:

CEO, President	Mr. Walters	$555,604
Vice President Finance	Mr. Travis	$152,767
Executive Vice President	Mr. Magill	$197,423
Vice President Administrative	Mr. Graham	$117,513
Vice President Apparel	Mr. Scarborough	$60,000
     The total amount of performance bonus awarded equals $1,083,307. The Committee determined that Mr. Scarborough’s bonus would be adjusted to reflect the declined performance of the Apparel division in the measures of profit and return on capital.
     In addition to the base salary adjustments and bonus payments, the Committee determined that the following awards of Restricted Stock would be granted to the named executive officers:

Mr. Walters	20,000	Shares
Mr. Travis	8,400	Shares
Mr. Magill	9,800	Shares
Mr. Graham	5,880	Shares
Mr. Scarborough	8,400	Shares
     These grants are made by the Committee under the terms of the Company’s Long Term Incentive Plan. The shares granted are Restricted and will vest equally at 33 1/3% each year for the next three years. The grants were made at the closing share price of $15.49 on the date of grant, April 23, 2008.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2008 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2008 and its Annual Report on Form 10-K for the fiscal year ended February 29, 2008.
THE ENNIS, INC. COMPENSATION COMMITTEE
Kenneth Pritchett, Chairman
James B. Gardner
Alejandro Quiroz
James C. Taylor
Summary Compensation Table
     The following table sets forth fiscal year end 2008 compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer and the three remaining most highly paid executive officers during the year ended February 29, 2008, collectively, the “named executive officers”.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
				Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	Bonus	(1)	(2)	(3)	(4)	(5)	Total
Keith S. Walters	2008	$811,000	$—	$179,643	$—	$555,604	$(171,773)	$224,228	$1,598,702
Chairman of the Board,	2007	$713,461	$—	$65,108	$616	$513,000	$189,148	$205,612	$1,686,945
President and Chief Executive Officer

Richard L. Travis, Jr.	2008	$323,077	$—	$54,286	$—	$152,767	$10,520	$78,694	$619,344
Vice President-Finance, Chief	2007	$236,538	$—	$6,563	$—	$110,000	$15,915	$70,886	$439,902
Financial Officer and Secretary

Michael D. Magill	2008	$432,308	$—	$99,152	$7,742	$197,423	$28,132	$114,550	$879,307
Executive Vice President	2007	$380,769	$—	$43,476	$7,742	$175,000	$31,272	$102,967	$741,226
and Treasurer

Ronald M. Graham	2008	$257,692	$—	$45,712	$—	$117,513	$21,017	$71,769	$513,704
Vice President	2007	$228,462	$—	$12,306	$123	$95,000	$46,931	$64,955	$447,777

David T. Scarborough	2008	$378,307	$—	$64,131	$—	$60,000	$742	$203,760	$706,940
Vice President	2007	$354,461	$—	$16,408	$—	$175,000	$6,823	$213,641	$766,333

(1)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 29, 2008, in accordance with FAS 123R. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2008.

(2)	The dollar amount recognized for financial statement reporting purposes for our fiscal year ended February 29, 2008, in accordance with FAS 123R. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial Statements, which are included in our Annual Report on Form 10-K for the year ended February 29, 2008.

(3)	The amounts awarded under the Company’s Annual Performance Bonus Plan for the accomplishment of pre-set performance goals for the fiscal year ended February 29, 2008 and February 28, 2007. The Company exceeded predetermined combined performance goals for profit, return on capital and sales. The incentive awards reflect this performance and awards are at or slightly above the named executive officers’ target award levels.

(4)	The actuarial increase in the present value of the named executive officer’s benefits under the Company’s pension plan using the actuarial process specified by the pension plan. For named executive officers who leave and have not completed five years vesting service, amounts assume vesting in all cases and retirement at age of 65. Mr. Scarborough is not a participant in the Company’s Pension Plan. The earnings on Company contributions in the Deferred Compensation Plan are reflected in the column. The Company contributions are invested in an array of mutual funds held in a Rabbi Trust. The investment returns are consistent with the type of funds available for retirement funds and are similar to the funds available in the Company’s 401(k) Plan. Mr. Walters, also, has 20,000 share units of phantom stock in the Company Deferred Compensation Plan. The amount in this column for Mr. Walters includes the increase (decrease) in value and dividends during this year.

(5)	For information regarding the amounts included in this column, please see “All Other Compensation Table” below.

	Company	Perquisites
	Contribution	and Other
	to Benefit	Personal
	Plans (a)	Benefits (b)	Other (c)	Total
Keith S. Walters	$209,808	$12,000	$2,420	$224,228
Richard L. Travis, Jr.	$68,978	$8,000	$1,715	$78,694
Michael D. Magill	$105,000	$8,000	$1,550	$114,550
Ronald M. Graham	$63,769	$8,000	$—	$71,769
David T. Scarborough	$51,300	$8,000	$144,460	$203,760

(a)	The contributions made to the Ennis Deferred Compensation Plan for supplemental retirement benefits. The amounts are awarded by the Compensation Committee on an annual basis. The awards for this fiscal year were a percentage of the prior year’s base salary. The percentages were: Mr. Walters, 27%; Mr. Travis, 25%; Mr. Magill, 25%; Mr. Graham, 25%; and Mr. Scarborough, 15%. The actual contributions for each of the named executives were as follows: Mr. Walters, $202,500; Mr. Travis, $62,500; Mr. Magill, $100,000; Mr. Graham, $60,000; and Mr. Scarborough, $51,300. In addition, each of the named executive officers was eligible for an additional 25% match to any savings in the Company’s 401(K) Plan. The match contributions were: Mr. Walters, $7,308; Mr. Travis, $6,478; Mr. Magill, $5,000; and Mr. Graham, $3,769.

(b)	The amount received by the named executive officers for auto allowance.

(c)	The amount paid for supplemental executive life insurance premiums during this fiscal year for Mr. Walters, Mr. Travis, and Mr. Magill. Additionally Mr. Scarborough’s amount included a temporary housing allowance of $54,000 and the imputed value of living in a Company leased residence in the amount of $90,000.
Grants of Plan-Based Awards
     There were no stock option grants to the named executive officers during fiscal year ended February 29, 2008. The following table provides information on restricted stock unit grants to named executive officers during fiscal year ended February 29, 2008.

		Nubmer of	Grant Date
	Date of	Shares	Fair Value
	Grant	Awarded (a)	of Awards (b)
Keith S. Walters	4/20/2007	14,400	$399,024
Richard L. Travis, Jr.	4/20/2007	6,000	$166,260
Michael D. Magill	4/20/2007	7,000	$193,970
Ronald M. Graham	4/20/2007	4,200	$116,382
David T. Scarborough	4/20/2007	6,000	$166,260

(a)	The restricted stock units granted vest in equal annual installments over 3 years.

(b)	Calculated based on the closing market price of the Company’s common stock as of the date of grant — $27.71. For the value of these grants as of 2/29/08 — see the following table.

Outstanding Equity Awards at Fiscal Year End
     The following table provides information regarding stock options and restricted stock held by the named executive officers as of February 29, 2008.

	Option Awards					Stock Awards (2)
						Stock Awards
						Number	Market
			Number of			of	Value of
		Number of	Securities			Shares or	Shares or
		Securities	Underlying			Units of	Units of
		Underlying	Unexercised			Stock Awards	Stocks That
		Unexercised	Options	Option	Option	That	Have
	Date of	Options	Unexcercisable	Exercise	Expiration	Have Not	Not
Directors Name	Grant	Excercisable	(1)	Price	Date	Vested	Vested (3)
Keith S. Walters	10/8/1998	69,000	—	$10.06	10/8/2008	—	—
	4/21/1999	100,000	—	$8.69	4/21/2009	—	—
	4/20/2000	43,363	—	$7.06	4/20/2010	—	—
	4/19/2001	25,000	—	$7.90	4/19/2011	—	—
	2/27/2006	5,200	—	$19.69	2/27/2016	3,308	$52,796
	4/20/2007					14,400	$229,824

Richard L. Travis, Jr.	2/27/2006	5,200	—	$19.69	2/27/2016	334	$5,331
	4/20/2007					6,000	$95,760

Michael D. Magill	6/17/2004	6,850	6,850	$15.64	6/17/2014	—	—
	2/27/2006	2,600	—	$19.69	2/27/2016	2,208	$35,240
	4/20/2007					7,000	$111,720

Ronald M. Graham	10/8/1998	16,000	—	$10.06	10/8/2008	—	—
	4/21/1999	15,000	—	$8.69	4/21/2009	—	—
	4/20/2000	15,000	—	$7.06	4/20/2010	—	—
	4/19/2001	5,000	—	$7.90	4/19/2011	—	—
	2/27/2006	5,200	—	$19.69	2/27/2016	625	$9,975
	4/20/2007					4,200	$67,032

David T. Scarborough	2/27/2006	5,200	—	$19.69	2/27/2016	834	$13,311
	4/20/2007					6,000	$95,760

(1)	The stock option award was granted to Mr. Magill June 17, 2004. The remaining unvested options vests in equal amounts on June 17, 2008 and June 17, 2009.

(2)	The awards of restricted stock were all granted February 27, 2006 and April 20, 2007 and vest in equal annual installments over 3 years.

(3)	Calculated using the NYSE closing price of $15.96 per share of our Common Stock on February 29, 2008.

Option Exercises and Stock Vested
     The following table provides information as to each of the named executive officers information on exercises of stock options and the vesting of restricted stock awards during fiscal year ended February 29, 2008, including: (i) the number of shares of Common Stock underlying options exercised during fiscal year ended February 29, 2008; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of our Common Stock received from the vesting of awards of restricted stock during fiscal year ended February 29, 2008; and (iv) the aggregate dollar value realized upon such vesting on February 28, 2008, which is the vesting date of the restricted stock awards reflected in the table.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($) (1)	Vesting (#)	Vesting ($) (2)
Keith S. Walters	27,000	$223,230	3,306	$55,739
Richard L. Travis, Jr.	—	$—	333	$5,614
Michael D. Magill	—	$—	2,208	$37,227
Ronald M. Graham	—	$—	625	$10,538
David T. Scarborough	—	$—	833	$14,044

(1)	The amount realized equals the difference between the fair market value of Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	The amount realized is based on the market value of the stock at date of vesting.
Pension Benefits
     We have a noncontributory retirement plan that covers approximately 13% of our employees. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However due to restrictions imposed by the Internal Revenue Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $205,000. Future years’ maximum can be increased for inflation (for 2008, the maximum is $230,000). Prior to this date, the maximum annual compensation covered by the plan was limited to $150,000 (indexed for inflation).
     The following table shows the present value as of February 29, 2008, of the benefit of the named executive officers under our qualified defined benefit pension plan.

		Number of
		Number of Years	Present Value of	Payments
		Credited	Accumulated	During
Name	Plan	Service (2)	Benefit (3)	Fiscal 2007
Keith S. Walters	Ennis, Inc. DB Pension Plan	10.50	$166,076	$—
Richard L. Travis, Jr.	Ennis, Inc. DB Pension Plan	2.10	$24,014	$—
Michael D. Magill	Ennis, Inc. DB Pension Plan	4.20	$74,841	$—
Ronald M. Graham	Ennis, Inc. DB Pension Plan	10.00	$182,472	$—
David T. Scarborough (1)	N/A	0.00	$—	$—

(1)	Mr. Scarborough is not eligible to participate in the Company’s Pension Plan. He instead is eligible to participate in the Company’s 401(k) Defined Contribution Plan.

(2)	Credited service began on the date the named executive became eligible to participate in the plan. Participation began on January 1 following the year of employment. Accordingly, each of the named executives has been employed by Ennis for longer than the years of credited service shown above.

(3)	The assumptions and valuation methods used to calculate the present value of the Accumulated Pension Benefits shown are the same as those used by Ennis for financial reporting purposes and are described in Note 11 to Ennis Annual Report on Form 10-K for the year ended February 29, 2008.

Nonqualified Deferred Compensation in Last Fiscal Year
     The following table shows the information about the contributions and earnings, if any, credited to the accounts maintained by the named executive officers under nonqualified deferred compensation agreements, any withdrawals or distributions from the accounts during fiscal year 2008, and the account balances on February 29, 2008.

	Executive	Registrant	Aggregate		Aggregate
	Contribution	Contribution	Earnings	Aggregate	Balance at
	in Fiscal	in Fiscal	in Fiscal	Withdrawals/	February 29,
	Year 2008 (1)	Year 2008 (2)	Year 2008 (3)	Distribution	2008
Keith S. Walters	$133,846	$202,500	$(191,318)	$—	$2,887,239
Richard L. Travis, Jr.	$90,625	$62,500	$(1,181)	$—	$245,470
Michael D. Magill	$25,000	$100,000	$9,121	$—	$306,653
Ronald M. Graham	$16,000	$60,000	$(1,809)	$—	$210,059
David T. Scarborough	$—	$51,300	$742	$—	$148,865

(1)	The named executive officers are able to defer a percentage of their salary and bonus upon voluntary elections made by them into the Ennis Deferred Compensation Plan. The amounts indicated represent the portions so deferred by each named executive last fiscal year. The amounts indicated have been included in the salary column of the Summary Compensation Table on page 40.

(2)	Amounts represent contributions to be made by the Company for the 2008 fiscal year to the Ennis Deferred Compensation Plan for Supplemental Retirement Benefits. The amounts are awarded each year by the Compensation Committee. The awards this year were based on a percentage of each named executives prior year base salary, and were as follows: Mr. Walters, 27%; Mr. Travis, 25%; Mr. Magill, 25%; Mr. Graham, 25%; and Mr. Scarborough, 15%. Amounts indicated have been included in the “All Other Compensation” column of the Summary Compensation Table on page 40.

(3)	Amounts represent earnings on Company contributions during the year on each named executives’ deferred compensation account. Mr. Walters’ amount also includes $184,400 lost during the year on his 20,000 shares of phantom stock. These earnings have been included in “Change in Pension Value and Non Qualified Deferred Compensation Earnings” of the Summary Compensation Table on page 40.
Potential Payments Upon Termination or Change in Control
     The following tables summarize the estimated payments to be made under certain circumstances to each named executive officer as more completely described in the Employment Agreements section in the Compensation Disclosure and Analysis. For the purposes of the quantitative disclosure in the following tables, and accordance with SEC regulations, we have assumed that the termination took place on February 29, 2008.
     The following table describes payments that would be required to each of our named executive officers in the event of a “Change in Control” as defined by the Employment Agreements.

	CHANGE IN CONTROL
	Base	Group
	Salary and	Benefit Plans	Other	Pension	Deferred	Equity
	Bonus (1)	Continuation (2)	Benefits (3)	Benefits	Compensation (4)	Awards (5)
Keith S. Walters	$5,102,340	$13,168	$20,000	$166,076	$2,887,239	$2,004,119
Richard L. Travis, Jr.	$596,730	$2,408	$20,000	$24,014	$245,470	$101,091
Michael D. Magill	$869,385	$3,556	$20,000	$74,841	$306,653	$151,344
Ronald M. Graham	$626,263	$2,721	$20,000	$182,472	$210,059	$454,217
Todd Scarborough	$710,856	$3,253	$20,000	$—	$148,865	$109,071

(1)	When termination is a result of change in control as defined in Employment Agreements and qualifies for change in control, severance payment is equal to the lesser of 2.99 times Mr. Walter’s “Base Amount” as defined in Section 280G of the Internal Revenue code of 1986, as amended and a severance bonus equivalent to 2.99 times the bonus earned or paid for the previous year. The maximum amount of severance payment is limited to the amount permitted to be deducted as compensation expense by the Company and to be received by the Employee without liability for the assessment of an excise tax. All other named executive officers would receive amounts equal to 1 times the “Base Amount” as defined in Section 280G of the Internal Revenue Code of 1986, as amended and a severance bonus equivalent to 1 times the bonus earned or paid for the previous year. The maximum amount would have the same limitation as indicated by the previous footnote. The 280G “Base Amount” is determined by averaging the last five years or shorter period if not employed by the Company. All wages and salary, bonuses, fringe benefits, pension benefits and other deferred compensation arising out of the employment relationship are treated as compensation. Transfers of stock options and stock grants are also treated as compensation payments.

(2)	Mr. Walters receives twelve months of continued group benefits. All other named executive officers receive three months of continued group benefits.

(3)	All named executive officers would receive up to $20,000 toward outplacement services.

(4)	Aggregate account value as of February 29, 2008. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 44 include the amounts shown in this column.

(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of our common stock as of February 29, 2008 ($15.96), multiplied by the number of such options as of February 29, 2008 plus (ii) the outstanding stock grants as of February 29, 2008 multiplied by the closing price of our common stock.
     The following table describes payments that would be required to each of our named executive officers in the event of a “Without Cause” termination as defined by the Employment Agreements.

	WITHOUT CAUSE
	Base	Group
	Salary and	Benefit Plans	Other	Deferred	Equity
	Bonus (1)	Continuation (2)	Benefits (3)	Compensation (4)	Awards (5)
Keith S. Walters	$2,602,000	$13,168	$20,000	$2,887,239	$2,004,119
Richard L. Travis, Jr.	$435,000	$2,408	$20,000	$245,470	$101,091
Michael D. Magill	$595,000	$3,556	$20,000	$306,653	$151,344
Ronald M. Graham	$345,000	$2,721	$20,000	$210,059	$454,217
Todd Scarborough	$545,000	$3,253	$20,000	$148,865	$109,071

(1)	Amounts indicated in the above table are as of February 29, 2008. When a termination is “Without Cause” as defined by the Employment Agreements, the severance amounts would be calculated as follows: Mr. Walters, 2 times his fiscal year 2008 base salary and prior years’ (fiscal year 2007) bonus; all other named executive officers, 1 times their fiscal year 2008 base salary and prior years’ (fiscal year 2007) bonus. If current salary and prior years’ (fiscal year 2008) bonuses were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $2,787,000; Mr. Travis, $508,000; Mr. Magill, $657,000; Mr. Graham, $386,000; and Mr. Scarborough, $445,000.

(2)	Mr. Walters receives twelve months of continued group benefits. All other named executive officers receive three months of continued group benefits.

(3)	All named executive officers would receive up to $20,000 toward outplacement services.

(4)	Aggregate account value as of February 29, 2008. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 44 include the amounts shown in this column.

(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of our common stock as of February 29, 2008 ($15.96), multiplied by the number of such options as of February 29, 2008 plus (ii) the outstanding stock grants as of February 29, 2008 multiplied by the closing price of our common stock.
     The following table describes payments that would be required to each of our named executive officers in the event of a “With Cause” termination, as defined by the Employment Agreements.

	WITH CAUSE
	Base	Group
	Salary and	Benefit Plans	Other	Deferred	Equity
	Bonus (1)	Continuation	Benefits	Compensation (2)	Awards (3)
Keith S. Walters	$788,000	$—	$—	$2,887,239	$1,721,500
Richard L. Travis, Jr.	$162,500	$—	$—	$245,470	$—
Michael D. Magill	$210,000	$—	$—	$306,653	$2,192
Ronald M. Graham	$125,000	$—	$—	$210,059	$377,210
Todd Scarborough	$185,000	$—	$—	$148,865	$—

(1)	The amounts indicated in the above table are as of February 29, 2008. When a termination is “With Cause” as defined by the Employment Agreements, the severance amounts would be calculated as follows: Mr. Walters would receive 1 times his fiscal year 2008 base salary; all other named executive officers would receive 1/2 times their fiscal year 2008 base salary. Amounts currently payable are as follows: Mr. Walters, $838,000; Mr. Travis, $177,500; Mr. Magill, $230,000; Mr. Graham, $134,000; and Mr. Scarborough, $192,000.

(2)	Aggregate account value as of February 29, 2008. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 44 include the amounts shown in this column.

(3)	Calculated as the difference between the exercise price of all vested in-the-money options and the closing price of our common stock as of February 29, 2008 ($15.96), multiplied by the number of such options as of February 29, 2008
     The following table describes payments that would be required to each of our named executive officers in the event of a disability, or death termination as defined by the Employment Agreements.

	TERMINATION		TERMINATION
	DUE TO DISABILITY		DUE TO DEATH
	Compensation (1)	Benefits (2)	Benefits (3)
Keith S. Walters	$838,000	$420,000	$1,250,000
Richard L. Travis, Jr.	$355,000	$780,000	$750,000
Michael D. Magill	$460,000	$300,000	$750,000
Ronald M. Graham	$268,000	$300,000	$250,000
David T. Scarborough	$385,000	$1,500,000	$750,000

(1)	When termination is due to disability as determined by the Board, the compensation amount is equal to twelve months salary.

(2)	Reflects monthly long term disability benefits of $5,000 until the age of 65.

(3)	All named executive officers benefits include basic life insurance benefits of $250,000. Mr. Walters’ benefits include $1,000,000 non-qualified life insurance benefits and Mr. Travis, Mr. Magill and Mr. Scarborough include $500,000 non-qualified life insurance benefits.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s Common Stock with the SEC and the NYSE, and to furnish the Company with copies of the forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 29, 2008, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.
OTHER MATTERS
     The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

APPENDIX A
2004 LONG-TERM INCENTIVE PLAN
OF ENNIS, INC.
(As Amended and Restated Effective May 14, 2008)
RECITALS
ARTICLE I. ESTABLISHMENT AND PURPOSE
     1.1 Establishment. The Ennis Business Forms, Inc. 1998 Option and Restricted Stock Plan was originally approved by the Board of Directors of Ennis, Inc. (formerly known as Ennis Business Forms, Inc.), a Texas corporation, on March 2, 1998. In furtherance of the purposes of said plan and in order to amend said plan in certain respects, effective June 17, 2004, the Ennis Business Forms, Inc. 1998 Option and Restricted Stock Plan was amended and restated in its entirety and renamed the Ennis, Inc. 2004 Long-Term Incentive Plan (the “Plan”). Ennis now wishes to amend and restate the Plan in its entirety to (a) add provisions for the grant of Performance Awards, (b) allow net exercises of certain Options, (c) add provisions related to compliance with Code Section 409A and the regulations and other guidance thereunder, and (d) make certain other changes.
     1.2 Purpose. The purposes of the Plan are to attract able persons to enter the employ of the Company, to encourage Employees to remain in the employ of the Company and to provide motivation to Employees to put forth maximum efforts toward the continued growth, profitability and success of the Company, by providing incentives to such persons through the ownership and/or performance of the Common Stock of Ennis. A further purpose of the Plan is to provide a means through which the Company may attract able persons to become directors of Ennis and to encourage such persons to remain directors of Ennis, by providing such persons with incentive and reward opportunities. Toward these objectives, Awards may be granted under the Plan to Employees and Outside Directors on the terms and subject to the conditions set forth in the Plan.
     1.3 Effectiveness and Term. This amended and restated Plan shall become effective as of May 14, 2008 (the “Restatement Effective Date”), provided it is approved by the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at the 2008 annual meeting of the stockholders of Ennis duly held in accordance with applicable law. The Plan shall terminate upon the earlier of (a) the termination of the Plan by the Board or (b) April 15, 2014, the tenth anniversary of the date of the Plan’s adoption by the Board. The effective date of the Plan was June 17, 2004 (the “Effective Date”).
ARTICLE II. DEFINITIONS
     2.1 Affiliate. “Affiliate” means a “parent corporation” or a “subsidiary corporation” of Ennis, as those terms are defined in Section 424(e) and (f) of the Code.
     2.2 Award. “Award” means an award granted to a Participant in the form of an Option, Phantom Option, Restricted Stock, Restricted Unit, SAR, Performance Award or Other Incentive Award, whether granted singly, in combination or in tandem. All Awards shall be granted by, confirmed by, and subject to the terms of, an Award Agreement.
     2.3 Award Agreement. “Award Agreement” means a written agreement between Ennis and a Participant that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award.
     2.4 Board. “Board” means the Board of Directors of Ennis.
     2.5 Cause. “Cause” means the termination of a Participant’s employment or service by reason of fraud, dishonesty, any unauthorized use or disclosure by the Participant of any confidential information or trade secrets of

Ennis, or the performance of other acts detrimental to Ennis or an Affiliate, as determined by the Committee in its absolute discretion.
     2.6 Change of Control. A “Change of Control” shall be deemed to have taken place if one or more of the following occurs:
(a) Any entity or person, as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act (other than a qualified benefit plan of Ennis or an Affiliate), becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the Effective Date) directly or indirectly of securities of Ennis representing 30% or more of the combined voting power of Ennis’ then outstanding securities (unless such person is already such a beneficial owner on the Effective Date);
(b) Individuals who, as of the Effective Date, constitute the Board cease for any reason to constitute at least a majority of the Board, unless any such change is approved by a unanimous vote of the Board in office immediately prior to such cessation;
(c) Ennis or its Affiliates shall (in a single transaction or a series of related transactions) issue shares, sell or purchase assets, engage in a merger or engage in any other transaction immediately after which securities of Ennis representing 50% or more of the combined voting power of the then outstanding securities of Ennis shall be ultimately owned by person(s) who shall not have owned such securities prior to such transaction or who shall be a party to such transaction;
(d) Ennis and its Affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of Ennis’ four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of Ennis and its Affiliates immediately prior thereto;
(e) The Board shall approve the distribution to Ennis’ shareholders of all or substantially all of Ennis’ net assets or shall approve the dissolution of Ennis; or
(f) Any other transaction or series of related transactions occur which have substantially the effect of the transactions specified in any of the preceding provisions of this subsection.
2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
     2.8 Committee. “Committee” means (i) with respect to the application of this Plan to Employees, the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more non-employee directors, each of whom is both a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Code, and (ii) with respect to the application of this Plan to an Outside Director, the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
     2.9 Common Stock. “Common Stock” means the common stock, $2.50 par value per share, of Ennis, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.
     2.10 Company. “Company” means Ennis and its Affiliates.
     2.11 DER. “DER” means a contingent right, granted in tandem with a specific Restricted Unit, to receive an amount in cash equal to the cash distributions made by the Company with respect to a share of Common Stock during the period such Restricted Unit is outstanding.
     2.12 Effective Date. “Effective Date” means the date this Plan became effective as provided in Section 1.3.

     2.13 Ennis. “Ennis” means Ennis, Inc. (formerly known as Ennis Business Forms, Inc.), a Texas corporation, or any successor thereto.
     2.14 Employee. “Employee” means an employee of Ennis or of an Affiliate of Ennis; provided, however, that the term “Employee” does not include an Outside Director or an individual performing services for Ennis or an Affiliate who is treated for tax purposes as an independent contractor at the time of performance of the services.
     2.15 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.16 Fair Market Value. “Fair Market Value” means (a) the closing price per share on a given date on the New York Stock Exchange or such other national securities exchange or market on which the Common Stock may be listed or traded on such date, as reported in The Wall Street Journal or such other source as the Committee may select, or if no shares of Common Stock were traded on such date, then on the next preceding date on which shares of Common Stock were traded, or (b) if the Common Stock is not listed or traded on a national securities exchange or market, such price as determined by the Committee in good faith and in accordance with applicable laws and regulations.
     2.17 Grant Date. “Grant Date” means the date an Award is granted by the Committee.
     2.18 Incentive Stock Option. “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.
     2.19 Nonqualified Stock Option. “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
     2.20 Option. “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.
     2.21 Other Incentive Award. “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XIII.
     2.22 Outside Director. “Outside Director” means a “non-employee director” of the Company, as defined in Rule 16b-3.
     2.23 Participant. “Participant” means an Employee or Outside Director to whom an Award has been granted under the Plan.
     2.24 Performance Award. “Performance Award” means an Award granted to a Participant pursuant to Article XII to receive cash or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.
     2.25 Person. “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     2.26 Phantom Option. “Phantom Option” means a fictional option granted to a Participant pursuant to Article VIII.
     2.27 Plan. “Plan” means this Ennis, Inc. 2004 Long-Term Incentive Plan, as in effect from time to time.
     2.28 Restatement Effective Date. “Restatement Effective Date” means the date this amended and restated Plan becomes effective as provided in Section 1.3.

     2.29 Restricted Period. “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or a Restricted Unit during which the Award remains subject to forfeiture and is not payable to the Participant.
     2.30 Restricted Stock. “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX, which is subject to such restrictions as may be determined by the Committee. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes.
     2.31 Restricted Unit. “Restricted Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X, which is subject to such restrictions as may be determined by the Committee.
     2.32 Rule 16b-3. “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
     2.33 SAR. “SAR” means a stock appreciation right granted to a Participant pursuant to Article XI.
     2.34 Superseded Plan. “Superseded Plan” means the Ennis Business Forms, Inc. 1998 Option and Restricted Stock Plan, as in effect prior to the Effective Date.
ARTICLE III. PLAN ADMINISTRATION
     3.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee may delegate some or all of its power to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding, and (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.
     3.2 Authority of Administrator. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (i) interpret the Plan and the Award Agreements executed hereunder; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (iv) construe any ambiguous provision of the Plan or any Award Agreement; (v) prescribe the form of the Award Agreements embodying Awards granted under the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; (vii) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (viii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (ix) determine whether Awards should be granted singly, in combination or in tandem; (x) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (xi) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company; (xii) grant Awards in replacement of Awards previously granted under the Plan, the Superseded Plan or any other employee benefit plan of the Company; and (xiii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan.
     3.3 Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including Participants and their respective estates, beneficiaries and legal representatives.

     3.4 Liability; Indemnification. No member of the Committee nor any person to whom authority has been delegated, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Ennis with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.
ARTICLE IV. SHARES SUBJECT TO THE PLAN
     4.1 Available Shares. Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall not exceed the sum of (i) 500,000 shares of Common Stock; and (ii) 635,900, which is the number of authorized shares of Common Stock available for issuance under the Superseded Plan as of the Effective Date; and (iii) any shares of Common Stock that become available under this Plan, including with respect to Awards outstanding under the Superseded Plan as of the Effective Date, as a result of cancellation, termination, expiration, forfeiture or lapse of an Award or as otherwise provided in Section 4.3. The maximum number of shares of Common Stock for which Options, SARs, Restricted Stock and other Awards may be granted under the Plan to any one Participant during a calendar year is 100,000. The maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options is 1,135,900. Shares of Common Stock issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination of the foregoing, as the Committee, in its absolute discretion, shall from time to time determine.
     4.2 Adjustments for Recapitalizations and Reorganizations.
(a) The shares with respect to which Awards may be granted under the Plan are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration or satisfaction of an Award theretofore granted, Ennis shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock in the form of Ennis Common Stock without receipt of consideration by Ennis, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share shall be proportionately increased.
(b) If Ennis recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Participant shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares of stock or other securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award.
(c) In the event of changes in the outstanding Common Stock by reason of a reorganization, merger, consolidation, combination, separation (including a spin-off or other distribution of stock or property), exchange, or other relevant change in capitalization occurring after the date of grant of any Award and not otherwise provided for by this Section 4.2, any outstanding Awards and any Award Agreements evidencing such Awards shall be subject to adjustment by the Committee in its absolute discretion as to the number, price and kind of shares or other consideration subject to, and other terms of, such Awards to reflect such changes in the outstanding Common Stock.
(d) In the event of any changes in the outstanding Common Stock provided for in this Section 4.2, the aggregate number of shares available for grant of Awards under the Plan may be equitably adjusted by the Committee, whose determination shall be conclusive.
     4.3 Adjustments for Awards. The Committee shall have full discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:
(a) Options and Restricted Stock. The grant of Options and Restricted Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such Award.
(b) SARs, Phantom Options and Restricted Units. The grant of SARs shall not affect the number of shares available for grant of Awards under the Plan. The grant of Phantom Options or Restricted Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan. The grant of Phantom Options or Restricted Units that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award.
(c) Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award. The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.
(d) Termination. If any Award referred to in paragraphs (a), (b) and (c) above (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason (other than the termination of a Related Option (as defined in Section 11.1) upon exercise of its corresponding SARs), the shares then subject to such Award shall again be available for grant of Awards under the Plan.
(e) Payment of Exercise Price and Withholding Taxes. If previously acquired shares of Common Stock are used to pay the exercise price of an Award as contemplated by clause (ii)(A) or (ii)(B)(I) of Section 7.5(b), the number of shares available for grant of Awards under the Plan (other than Incentive Stock Options) shall be increased by the number of shares delivered as payment of such exercise price. If the exercise price of an Option is paid by the surrender of a portion of the shares with respect to which the Option is exercisable, as contemplated by clause (ii)(B)(II) of Section 7.5(b), the number of shares available for grant of Awards under the Plan shall be increased by the number of shares so surrendered as payment of such exercise price. If previously acquired shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award as contemplated by Section 16.5, the number of shares available for grant of Awards under the Plan (other than Incentive Stock Options) shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.
(f) Fractional Shares. If any such adjustment would result in a fractional security being (i) available under the Plan, such fractional security shall be disregarded or (ii) subject to an Award, Ennis shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (x) the fraction of such security (rounded to the nearest hundredth) by (y) the excess, if any, of the Fair Market Value on the vesting, exercise or settlement date over the exercise price, if any, of such Award.
ARTICLE V. ELIGIBILITY
     All Employees and Outside Directors are eligible to participate in the Plan. The Committee shall recommend, from time to time, Participants from those Employees and Outside Directors who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is recommended for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and/or limitations applicable to the Award, in addition to those set forth in the Plan and the administrative rules and regulations, if any, established by the Committee.

ARTICLE VI. FORM OF AWARDS AND RESTRICTIONS
     6.1 Form of Awards. Awards may, at the Committee’s sole discretion, be granted under the Plan in the form of Options pursuant to Article VII, Phantom Options pursuant to Article VIII, Restricted Stock pursuant to Article IX, Restricted Units pursuant to Article X, SARs pursuant to Article XI, Performance Awards pursuant to Article XII and Other Incentive Awards pursuant to Article XIII or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its absolute discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure than an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined into a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.
     6.2 No Repricing. Except for adjustments made pursuant to Section 4.2, no Award may be repriced, replaced, regranted through cancellation or modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award. In addition, the Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.
     6.3 No Reload Rights. Options shall not contain any provision entitling the Participant to an automatic grant of additional Options in connection with any exercise of the original Option.
     6.4 Holding Period. With respect to Awards granted on or after the Restatement Effective Date, no Participant may sell, pledge or otherwise transfer more than the Specified Percentage of the shares of Common Stock issued to him or her upon exercise, vesting or other lapse of restriction periods, or satisfaction of performance goals under an Award until after the expiration of the Holding Period. For purposes of this Section, “Specified Percentage” means 50% or such other percentage as may be specified by the Committee, in its discretion, from time to time with respect to shares of Common Stock issued pursuant to Awards under the Plan or, with respect to shares of Common Stock issued pursuant to any individual Award, at the time such Award is granted; and “Holding Period” means a period of time, if any, established by the Committee, in its discretion, from time to time with respect to shares of Common Stock issued pursuant to Awards under the Plan or, with respect shares of Common Stock issued pursuant to any individual Award, at the time such Award is granted. Failure to meet, or in unique circumstances to show sustained progress toward meeting, any such holding requirement may result in a reduction in future Award grants under the Plan.
ARTICLE VII. OPTIONS
     7.1 General. Awards may be granted to Employees and Outside Directors in the form of Options. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both; provided, however, that Incentive Stock Options may be granted only to Employees.
     7.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of a Nonqualified Stock Option shall be determined by the Committee, but such exercise price shall not be less than 85% of the Fair Market Value per share of Common Stock on the Grant Date. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that, no Options shall be exercisable later than ten years from the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its absolute discretion.
     7.3 Restrictions Relating to Incentive Stock Options. Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. In addition, no Incentive Stock Option shall be exercisable after the expiration of ten years from the Grant

Date. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Ennis and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Ennis or an Affiliate, within the meaning of Section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.
     7.4 Additional Terms and Conditions. The Committee may subject any Award of an Option to such other terms, conditions, restrictions and/or limitations as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.
     7.5 Exercise of Options.
(a) Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Ennis, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.
(b) Upon exercise of an Option, the exercise price of the Option shall be payable to Ennis in full either: (i) in cash or an equivalent acceptable to the Committee, (ii) in the absolute discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee (A) with respect to Incentive Stock Options granted before the Restatement Effective Date, by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock that have been held by the Participant for at least six months having an aggregate Fair Market Value at the time of exercise equal to the total exercise price (including an actual or deemed multiple series of exchanges of such shares) or (B) with respect to Incentive Stock Options granted on or after the Restatement Effective Date and Nonqualified Stock Options granted at any time, (I) by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (II) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price; or (iii) in a combination of the forms of payment specified in clauses (i) and (ii) above.
(c) During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law and Ennis’ governing documents, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Ennis or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Ennis to pay the exercise price and any required withholding taxes.
(d) As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Ennis shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.

     7.6 Termination of Employment or Service. Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:
(a) Death or Disability. If the employment or service of a Participant shall terminate by reason of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of one year from the date of such termination of employment or service, or (ii) the expiration of the term of such Option.
(b) Other Termination. If the employment or service of a Participant shall terminate for any reason other than a reason set forth in paragraph (a) above or paragraph (c) below, whether on a voluntary or involuntary basis, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of three months from the date of such termination of employment or service, or (ii) the expiration of the term of such Option.
(c) Termination for Cause. Notwithstanding paragraphs (a) and (b) above, if the employment or service of a Participant is terminated for Cause, all outstanding Options held by the Participant shall immediately be forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Option.
ARTICLE VIII. PHANTOM OPTIONS
     8.1 General. Awards may be granted to Employees and Outside Directors in the form of Phantom Options. Phantom Options shall be awarded in such numbers and at such times as the Committee shall determine. All Phantom Options shall be evidenced by an Award Agreement as described in Section 8.2 below and any payment or settlement made upon exercise of a Phantom Option shall be made to the Participant in accordance with the terms and conditions set forth in the Award Agreement. Phantom Options shall not be granted in conjunction with an Option granted hereunder.
     8.2 Award of Phantom Options. Each Award Agreement embodying a Phantom Option granted pursuant to the Plan shall specify the strike price for each fictional share of Common Stock subject to the Phantom Option, the number of fictional shares subject to the Phantom Option being awarded, the manner and timing of the vesting of the Phantom Option and of payments or transfer of shares to the Participant under such Award and such other terms and conditions not inconsistent with the provisions of the Plan as may be approved by the Committee in its absolute discretion. The strike price of a Phantom Option shall be determined by the Committee, but such strike price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date of the Phantom Option. The term of each Phantom Option shall be as specified by the Committee; provided, however, that unless otherwise designated by the Committee, no Phantom Option shall be exercisable later than ten years after the Grant Date of the Phantom Option. Except as otherwise provided in an applicable Award Agreement, Participants holding Phantom Options shall not be entitled to any dividends, rights upon liquidation or other rights of a holder of shares of Common Stock.
     8.3 Exercise. Subject to the terms and conditions of the Plan, Phantom Options shall be exercised by the delivery of a written notice of exercise to Ennis, setting forth the number of fictional shares with respect to which the Phantom Option is to be exercised. Subject to the terms and conditions of this Plan and the applicable Award Agreement, upon exercise each fictional share subject to a Phantom Option entitles the Participant holding such Phantom Option to receive the amount, if any, by which the Fair Market Value as of the date of exercise exceeds the strike price, payable in one or a combination of the following forms, as determined by the Committee in its absolute discretion: (i) a cash payment or (ii) a whole number of shares of Common Stock (with cash payable in lieu of fractional shares).

     8.4 Termination of Employment or Service. Upon a Participant’s termination of employment or service with the Company for any reason other than for Cause, the vested portion of such Participant’s Phantom Option shall be deemed to be exercised pursuant to Section 8.3 above and the unvested portion of such Phantom Option shall immediately be forfeited to Ennis. If the employment or service of a Participant shall be terminated for Cause, all outstanding Phantom Options held by the Participant shall immediately be forfeited to Ennis, regardless of the vested status of such Phantom Options.
ARTICLE IX. RESTRICTED STOCK
     9.1 General. Awards may be granted to Employees and Outside Directors in the form of Restricted Stock. Restricted Stock shall be awarded in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws.
     9.2 Restriction Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a period of time (the “Restriction Period”) applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Award of Restricted Stock shall not be changed except as permitted by Article IV or Section 9.3 of this Article.
     9.3 Other Terms and Conditions. Restricted Stock awarded to a Participant under the Plan shall be represented by a stock certificate registered in the name of the Participant or, at the option of Ennis, in the name of a nominee of Ennis, and shall be issued in book-entry form or represented by a stock certificate. Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restriction Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (i) the Participant shall not be entitled to possession of the stock certificate, if any, representing the Restricted Stock until the Restriction Period shall have expired, (ii) Ennis shall retain custody of the Restricted Stock during the Restriction Period, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock shall cause a forfeiture of the Restricted Stock. At the time of an Award of Restricted Stock, the Committee may, in its absolute discretion, prescribe additional terms, conditions, restrictions and/or limitations applicable to the Restricted Stock, including, but not limited to, rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to expiration of the Restriction Period.
     9.4 Payment for Restricted Stock. A Participant shall not be required to make any payment for Restricted Stock awarded to the Participant, except to the extent otherwise required by the Committee or by applicable law.
     9.5 Miscellaneous. Nothing in this Article shall prohibit the exchange of shares of Restricted Stock issued under the Plan pursuant to a plan of reorganization for stock or securities of Ennis or another corporation that is a party to the reorganization, but the stock or securities so received for shares of Restricted Stock shall, except as provided in Article IV or XIV, become subject to the restrictions applicable to the Award of such Restricted Stock. Any shares of stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to the Award of such Restricted Stock.
ARTICLE X. RESTRICTED UNITS
     10.1 General. Awards may be granted to Employees and Outside Directors in the form of Restricted Units.
     10.2 Terms and Conditions. The Committee shall determine the number of Restricted Units to be granted to a Participant, the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Restricted Units. Upon the lapse of restrictions with respect to each Restricted Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as determined by the Committee in its discretion.
     10.3 DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.
     10.4 Forfeiture. Except as otherwise provided in the terms of a Restricted Unit grant, upon termination of a Participant’s employment or service with the Company and its Affiliates for any reason prior to the lapse of restrictions related to a Restricted Unit, such Restricted Unit shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.
ARTICLE XI. SARs
     11.1 General. The Committee may from time to time grant SARs in conjunction with all or any portion of any Option (the “Related Option”) either (i) at the time of the initial Option grant (not including any subsequent modification that may be treated as a new grant of an Incentive Stock Option for purposes of Section 424(h) of the Code) or (ii) with respect to Nonqualified Stock Options, at any time after the initial Option grant while the Nonqualified Stock Option is still outstanding. SARs shall not be granted other than in conjunction with an Option granted hereunder.
     11.2 Terms and Conditions. SARs granted hereunder shall comply with the following conditions and also with the terms of the Award Agreement governing the Related Option:
(a) The SAR shall expire no later than the expiration of the Related Option.
(b) Upon the exercise of an SAR, the Participant shall be entitled to receive from Ennis or the appropriate Affiliate an amount in cash equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such shares as provided in the Related Option.
(c) SARs shall be exercisable (i) only at such time or times and only to the extent that the Related Option shall be exercisable, (ii) only when the Fair Market Value of the shares subject to the Related Option exceeds the purchase price of the shares as provided in the Related Option, and (iii) only upon surrender of the Related Option or any portion thereof with respect to the shares for which the SARs are then being exercised.
(d) Upon the exercise of an SAR, the Related Option shall be deemed to have been terminated to the extent of the number of shares of Common Stock with respect to which such SARs are exercised. Upon the exercise or termination of the Related Option, the SARs with respect to such Related Option shall be deemed to have been terminated to the extent of the number of             shares of Common Stock with respect to which the Related Option was so exercised or terminated.
     11.3 Exercise of SARs. Each exercise of SARs, or a portion thereof, shall be evidenced by a notice in writing to Ennis.
ARTICLE XII. PERFORMANCE AWARDS
     12.1 General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock or a combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards, in which event such other Awards will be subject to all of the provisions of this Article XII.

     12.2 Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.
     12.3 Code Section 162(m) Requirements. The Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in Section 12.4 no later than the earlier to occur of (a) 90 days after the commencement of the period of service to which the performance goal relates and (b) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is still substantially uncertain. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to any fiscal year of Ennis that are intended to satisfy the 162(m) Requirements is $3,000,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Code Section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
     12.4 Performance Goals. The performance measure(s) to be used for purposes of Performance Awards may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company, any operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets, may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income (pre-tax or after-tax), operating margin or operating profit; (c) operating efficiencies; (d) return on equity, sales, assets or net assets, capital, capital employed, or investment; (e) net income; (f) net earnings or book value per share; (g) net earnings per share growth; (h) customer satisfaction; (i) debt/capitalization ratio; (j) cash flow(s); (k) total sales or revenues or sales or revenues per employee; (l) sales growth; (m) production; (n) stock price or total shareholder return; (o) dividends; (p) revenue; (q) economic value added; and/or (r) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or any combination thereof. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to performance goals for any Performance Award that is intended to satisfy the 162(m) Requirements, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162 27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.
     12.5 Certification and Negative Discretion; Payment.
     (a) Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a Performance Award.

     (b) Except as provided in Article XIV or as otherwise specified in writing by the Committee, a Participant must be employed by the Company on the last day of the performance period to be entitled to payment under a Performance Award. Payment of a Performance Award will be made to the Participant within 2 1/2 months following the conclusion of the Fiscal Year in which the performance period ends upon the conditions that (a) the performance goal or goals specified in the relevant Award Agreement have been achieved and (b) the Committee has reviewed and approved payment of the Award.
ARTICLE XIII. OTHER INCENTIVE AWARDS
     Subject to the terms and provisions of the Plan, Other Incentive Awards may be granted to Employees and Outside Directors in such amounts, upon such terms and at any time and from time to time as shall be determined by the Committee in its absolute discretion. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its absolute discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and/or limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.
ARTICLE XIV. CHANGE OF CONTROL
     Immediately prior to a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all restriction periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent that an Option, Phantom Option or SAR is not exercised upon a Change of Control, the Committee may, in its discretion, cancel any such Award and pay to the Participant an amount in cash equal to the excess, if any, of the aggregate Fair Market Value of the shares (or fictional shares) of Common Stock subject to the Award as of the date of the Change of Control over the aggregate purchase or strike price thereunder, or provide for a replacement Award with respect to such property and on such terms as it deems appropriate. Notwithstanding the foregoing, with respect to any Award that consists of deferred compensation within the meaning of Code Section 409A and the regulations and other guidance thereunder, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Ennis or a change in the ownership of a substantial portion of the assets of Ennis within the meaning of Code Section 409A and the regulations and other guidance thereunder, then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (a) the Participant’s “separation from service” (as defined by Ennis in accordance with Code Section 409A and the regulations and other guidance thereunder), (b) the Participant’s becoming disabled (within the meaning of Code Section 409A(a)(2)(C)), (c) the Participant’s death or (d) a Change of Control that does satisfy the requirements for a change in the ownership or effective control of Ennis or a change in the ownership of a substantial portion of the assets of Ennis within the meaning of Code Section 409A and the regulations and other guidance thereunder; provided, however, that payment on account of separation from service may be subject to delay as provided in Section 16.8(b).
ARTICLE XV. AMENDMENT AND TERMINATION
     15.1 Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the stockholders of Ennis (i) if such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan, or (ii) if counsel for Ennis determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of the New York Stock Exchange or such other exchange or market on which the Common Stock is then listed or quoted. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. No suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award.

     15.2 Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to this Plan, but no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award. The Committee may, with a Participant’s (or a Permitted Transferee’s) written consent, cancel any outstanding Award (including an award made under the Superseded Plan) held by such Participant (or Permitted Transferee) in exchange for a new Award. Notwithstanding the foregoing, the Committee may amend, without the consent of the Participant (or any Permitted Transferee) holding the Award, any Award Agreement to be exempt from Code Section 409A or to comply with the requirements of Code Section 409A or to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FAS 123R (or any other applicable accounting standard) to be classified as a liability on Ennis’ financial statements.
ARTICLE XVI. MISCELLANEOUS
     16.1 Award Agreements. After the Committee grants an Award under the Plan to a Participant, Ennis and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and/or limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern. Any provision of this Plan to the contrary notwithstanding, all Options granted under the Superseded Plan shall be subject to the provisions of the Superseded Plan, and in the event of any conflict between the terms of an Award Agreement granted under the Superseded Plan and the Superseded Plan, the terms of the Superseded Plan shall govern.
     16.2 Listing Conditions.
(a) As long as the Common Stock is listed on a national securities exchange or market or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Ennis shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
(b) If at any time counsel to Ennis or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Ennis or its Affiliates under the statutes, rules or regulations of any applicable jurisdiction, Ennis or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Ennis or its Affiliates.
(c) Upon termination of any period of suspension under this Section, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
     16.3 Additional Conditions. Notwithstanding anything in the Plan to the contrary: (i) Ennis may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Ennis a written representation of present intention to acquire the Award or such shares of Common Stock for his or her own account for investment and not for distribution; (ii) the certificate for shares of Common Stock issued to a Participant may include any legend which the Committee deems appropriate to reflect any restrictions on transfer; and (iii) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or market upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
     16.4 Transferability.
(a) All Awards granted to a Participant shall be exercisable during his or her lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Ennis of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.
(b) Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.
(c) If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of the Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or an employee of the Participant), (iii) trusts in which one or more of the persons listed in (i) or (ii) above have more than 50% of the beneficial interests, (iv) a foundation in which the Participant or one or more of persons listed in (i) or (ii) above control the management of assets, (v) any other entity in which the Participant or one or more of the persons listed in (i) or (ii) above own more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), any such transfer is made as a bona gift or pursuant to a domestic relations order and no consideration is provided for the transfer, and (vi) any transferee permitted under tax laws and the instructions to the Form S-8 registration statement (or any successor form), as the same may be amended from time to time, as determined by counsel to Ennis. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
(d) Incident to a Participant’s divorce, the Participant may request that Ennis agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan. Ennis’ decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Ennis. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Ennis harmless from any claim that may arise out of Ennis’ observance of the terms of any such domestic relations order.
     16.5 Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards under the Plan. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (i) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (ii) permitting the Participant to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

     16.6 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, and except as otherwise provided herein, no payment or other adjustment shall be made in respect of any such fractional share.
     16.7 Notices. All notices required or permitted to be given or made under the Plan or any Award Agreement shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. Ennis or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (i) to a Participant at his or her address as set forth in the records of the Company or (ii) to Ennis at the principal executive offices of Ennis clearly marked “Attention: LTIP Administrator.”
     16.8 Compliance with Law and Stock Exchange or Market Requirements; IRC Section 409A Six Month Delay in Payment.
     (a) In addition, it is the intent of Ennis that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code and that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, and all Awards either be exempt from Code Section 409A or, if not exempt, comply with the requirements of Code Section 409A. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation or stock exchange or market requirements or modify an Award to bring it into compliance with any applicable law, government regulation or stock exchange or market requirements. The Committee may agree to limit its authority under this Section.
     (b) Any provision of the Plan to the contrary notwithstanding, if an Award provides for a deferral of compensation under Code Section 409A and the regulations and other guidance thereunder and the Participant is a “specified employee” (as defined by Ennis in accordance with Code Section 409A and the regulations and other guidance thereunder) as of the date of his or her “separation from service” (as defined by Ennis in accordance with Code Section 409A and the regulations and other guidance thereunder), no payment of the Award on account of the Participant’s separation from service will be made before the date that is six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of the Participant’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day that complies with the requirements of Code Section 409A and the regulations and other guidance thereunder.
     16.9 Binding Effect. The obligations of Ennis under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Ennis, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Ennis. The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributees and legal representatives.
     16.10 Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

     16.11 No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Ennis or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Ennis or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Ennis or any Affiliate as a result of such action.
     16.12 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.
     16.13 No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Ennis as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.
     16.14 Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Ennis or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Ennis or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.
     16.15 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, Ennis and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
     16.16 Continued Employment or Service. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause.
     16.17 Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.
     IN WITNESS WHEREOF, this Plan has been executed on this 26 day of June 2008 to be effective as of the Restatement Effective Date.

ENNIS, INC.
/s/ Keith Walters
By: Keith Walters, President and CEO

ENNIS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS
June 26, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The under hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on April 28, 2008 at the Annual Meeting of Shareholders to be held June 26, 2008 or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 1.
1. Election of directors with terms ending in 2011

	For	Withhold

01 – Frank D. Bracken	____	____

02 – Michael D. Magill	____	____

03 – Keith S. Walters	____	____

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 2.
2. Approval of the Amended and Restated 2004 Long-Term Incentive Plan of Ennis, Inc.

______ FOR	______ AGAINST	______ ABSTAIN

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3.
3. Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2009.

______ FOR	______ AGAINST	______ ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

______ FOR	______ AGAINST	______ ABSTAIN

The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and in the Proxies’ discretion on matters arising under 4. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.
Authorized Signatures - Sign Here - This section must be completed for your instruction to be executed.
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

_ _/ _ _/ _ _ _ _